UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended March 31, 2024

Worthy Peer Capital II, Inc.

(Exact name of registrant as specified in its charter)

Commission file number:	024-11150

Florida	84-3587018
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Boca Commerce Center 551 NW 77 Street Suite 212 Boca Raton, FL	33487
(Address of principal executive office)	(Zip Code)

(561) 288-8467

(Registrant’s telephone number, including area code)

Worthy II Bonds

(Title of each class of securities issued pursuant to Regulation A)

PART II

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This annual report contains forward looking statements that are subject to various risk and uncertainties and that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Many of these statements are contained under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements are generally identifiable by use of forward-looking terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could cause our forward-looking statements to differ from actual outcomes include, but are not limited to, those described under the heading “Risk Factors.” Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this annual report. Furthermore, except as required by law, we are under no duty to, and do not intend to, update any of our forward-looking statements after the date of this annual report, whether as a result of new information, future events or otherwise.

You should read thoroughly this annual report and the documents that we refer to herein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements including those made in Risk Factors appearing elsewhere in this annual report. Other sections of this annual report include additional factors which could adversely impact our business and financial performance. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this annual report, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

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Item 1. Business.

History and Overview

When used herein, the terms “we,” “us,” “ours,” “Worthy,” and the “Company” refers to Worthy Peer Capital II, Inc., a Florida corporation, and our wholly owned subsidiary Worthy Lending II, LLC, a Delaware limited liability company, and “WFI” refers to Worthy Financial, Inc., a Delaware corporation that is our parent company.

The Company was incorporated under the laws of the State of Florida on October 28, 2019. We are a wholly owned subsidiary of Worthy Financial, Inc., a Delaware corporation (“WFI”). On October 28, 2019, we issued 100 shares of our $0.001 per share par value common stock in exchange for $5,000 to WFI. WFI is the sole shareholder of the Company’s common stock. Worthy Lending II, LLC, a Delaware limited liability company formed on October 28, 2019 (“Worthy Lending II”), is our wholly owned subsidiary, through which we operate our business.

Our principal address is One Boca Commerce Center, 551 NW 77 Street, Suite 212, Boca Raton, FL, 33487. Our phone number is (561) 288-8467. Our websites are located at www.worthybonds.com and www.worthylending.com. The information which appears on, is contained or is accessible through our websites is not a part of, and is not incorporated by reference, into this Annual Report on Form 1-K.

On March 17, 2020, we began an offering pursuant to Regulation A (the “Offering”) of $50 million aggregate principal of Worthy II Bonds (the “Worthy II Bonds”) under our qualified Offering Statement (File No. 024-11150). On October 1, 2020, we completed the Offering. From March 17, 2020 through October 1, 2020, we sold approximately $50 million aggregate principal amount of Worthy II Bonds to 17,823 investors.

Through our wholly owned subsidiary Worthy Lending II, prior to maturity and voluntary redemption of the Worthy Bonds and implementation of winding down of the Company’s loan and investment portfolio, we implemented our business model, which was centered primarily around providing at least 60% of our assets (excluding cash and government securities) to be used for loans for small businesses including loans to manufacturers, wholesalers, and retailers primarily secured by inventory, accounts receivable and/or equipment and purchase order financing, provided the amount and nature of such activities does not cause us to lose our exemption from regulations as an investment company pursuant to the Investment Company Act of 1940, or the “40 Act.”

Commencing in March of 2020, the Company, through its wholly owned subsidiary Worthy Lending II, began loaning funds we raised in our Offering to borrowers. Through March 31, 2024, we deployed that capital through additional loan and financing arrangements for small businesses which are described in the notes to the audited consolidated financial statements appearing elsewhere in this Annual Report.

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As noted in our consolidated financial statements, the Company generated net losses and had cash used in operations of approximately $873,000 and $1,394,000, respectively, for the year ended March 31, 2024. At March 31, 2024, we had a shareholder’s deficit and accumulated deficit of approximately $5,671,000 and $5,781,000, respectively, and total liabilities exceeded total assets by approximately $5,671,000. Due to these conditions management has raised substantial doubt about the Company’s ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for a period of 12 months from the issuance date of the audit report with respect to our audited consolidated financial statements for the years ended March 31, 2024.

History and Recent Developments – The Worthy Group of Companies

We are a wholly owned subsidiary of WFI. WFI was organized in 2016 to create a “Worthy Community” in an effort to help members achieve financial wellness. WFI was initially targeting the millennials who are surpassing the baby boomers as the nation’s largest living generation and to develop the Worthy Fintech Platform. WFI’s management believes that the millennial demographic in large part has a basic distrust of old guard financial institutions, is burdened by student loans and other debt, changes employment frequently and is unable to save money and/or fund a retirement program. At the same time there is a rapidly growing trend in on-line peer financing.

WFI formed Worthy Peer Capital, Inc. (“Worthy Peer I”) in 2016. Following the qualification by the SEC of its offering statement on Form 1-A under SEC File No. 024-10766, in January 2018 Worthy Peer I began offering its Worthy Bonds in a Regulation A exempt offering. Following the qualification, from January 2018 through March 17, 2020, Worthy Peer I sold approximately $50,000,000 aggregate principal amount of renewable bonds to 12,285 investors.

In March 2018, WFI launched the Fintech Platform and Worthy App, a free mobile app which provides tools to help people easily invest including through “spare change” round ups. Round ups monetize debit card purchases, checking account linked credit card purchases and other checking account transactions by “rounding up” each purchase to the next higher dollar until the “round up” reaches $10.00 at which time the user can purchase a $10.00 Worthy Bond.

In August 2018, Worthy Peer I formed Worthy Lending, LLC, a Delaware limited liability company, or “Worthy Lending I,” as a wholly owned subsidiary. Worthy Lending I provided loan and investment origination and processing services for Worthy Peer I. In September 2018 Worthy Peer I began deploying the capital it had raised through sales of its Worthy Bonds in accordance with its business model. On March 17, 2020, Worthy Peer I completed the offering. From January 2018 through March 17, 2020, Worthy Peer I sold approximately $50 million aggregate principal amount of Worthy Bonds to 12,285 investors.

In October 2019, WFI began an internal reorganization to more efficiently utilize personnel at both WFI and Worthy Peer I, including Worthy Lending I. Under this structure, Worthy Management, Inc., or “Worthy Management,” a wholly owned subsidiary of WFI, organized in October 2019, provides certain management services to us which are described in detail elsewhere in this Annual Report on Form 1-K.

In October 2019, WFI formed Worthy Peer Capital II, Inc. (“Worthy Peer II”) and its wholly-owned subsidiary Worthy Lending II, LLC (“Worthy Lending II”). In March 2020, Worthy Peer II commenced a public offering pursuant to Regulation A of $50,000,000 aggregate principal amount of renewable bonds under a qualified Offering Statement (File No. 024-11150). Worthy Peer II began deploying the capital it had raised through sales of its renewable bonds in accordance with its business model. On October 1, 2020, Worthy Peer II completed its offering. From March 17, 2020 through October 1, 2020, Worthy Peer II sold approximately $50,000,000 aggregate principal amount of renewable worthy bonds to 17,823 investors.

In June 2020, WFI formed Worthy Community Bonds, Inc. and its wholly-owned subsidiary Worthy Lending III. On September 29, 2020, the Worthy Community Bonds commenced the Offering of $50,000,000 aggregate principal amount of Worthy Community Bonds and completed the Offering on February 26, 2021, selling approximately $50,000,000 aggregate principal amount to18,914 investors.

On June 30, 2020 we entered into a Management Services Agreement (the “Management Services Agreement”) with Worthy Management. Under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management. Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement.

 On April 9, 2021, WFI formed Worthy Property Bonds, Inc. (“Worthy Property”) and its wholly-owned subsidiary Worthy Lending V, LLC (“Worthy Lending V”). On June 23, 2021, Worthy Property filed an Offering Statement on Form 1-A (File No. 024-11563), as amended, by Amendment No. 1 filed on August 26, 2021, Amendment No. 2 filed on October 21, 2021, Amendment No. 3 filed on December 17, 2021, and Amendment No. 4 filed on February 28, 2022 with the SEC for a public offering pursuant to Regulation A of up to (i) $74,880,000 of its bonds for cash and (ii) $120,000 of its bonds as rewards. On October 31, 2022, WPB completed the offering and sold approximately $62 million aggregate principal amount of bonds as of March 31, 2024.

In February of 2023, WFI formed Worthy Property 2 Bonds, Inc. (WPB 2) and its wholly-owned subsidiary Worthy Lending VI, LLC. WPB 2 filed an Offering Statement on Form 1-A under SEC File No. 024-12206 on April 3, 2023. On April 10, 2023, the Company received a letter from the SEC advising the Company that they do not intend to review the offering statement and they will consider qualifying the offering statement at the Company’s request. On June 21, 2023, WPB completed the offering and sold approximately $23 million aggregate principal amount of bonds as of March 31, 2024.

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Organizational Structure

The following reflects the current organization structure of the Worthy Companies:

THE WORTHY COMPANIES

(1) Worthy Financial, Inc. owns 100% of the issued and outstanding capital stock of Worthy Management, Inc., Worthy Peer Capital, Inc., Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc., Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc.

(2) Worthy Peer Capital, Inc., Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc., Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. are each a party to a management services agreement with Worthy Management, Inc.

(3) Worthy Peer Capital, Inc., Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc., Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. own 100% of the issued and outstanding membership interests of Worthy Lending, LLC, Worthy Lending II, LLC, Worthy Lending III, LLC, Worthy Lending V, LLC and Worthy Lending VI, LLC, respectively.

Worthy Fintech Platform

WFI has developed technology solutions, including the Worthy App and the Worthy Website, that facilitated the purchase of Worthy II Bonds in our Offering as well as other bonds in other Worthy offerings, and provides information on accounts of the Worthy II Bond investors and investors in other Worthy bond offerings. We refer to these as the “Worthy Fintech Platform.” We paid a license fee to WFI in the amount of $10 per active user per year, provided that such amount would be subject to periodic review and modification. The term “active user” means an individual or entity that has registered on the Worthy Fintech Platform (provided name and email) and renewed or purchased at least one Worthy II Bond. On September 30, 2021, the Company entered into a written agreement with WFI to pay a license fee to WFI in the amount of $4 per “registered user” per year. The term registered user means an individual or entity that has registered on the Worthy Fintech Platform (provided name and email), but does not require the purchase of atleast one bond. This written agreement replaced the verbal agreement.

Worthy App

The Worthy App is designed to support the target market for our bonds which we believe is approximately 74 million millennials, who spend more than $600 billion a year. The Worthy App seeks to provide an easy way for our target market to micro invest including monetizing their debit card purchases, checking account linked credit card purchases and other checking account transactions by “rounding up” each purchase to the next higher dollar until the “round up” reaches $10.00 at which time the user can purchase a $10.00 bond. The user may also purchase bonds on a periodic or recurring basis. The Worthy App is available via the web at worthybonds.com or for Apple iPhone users from the Apple Store and for Android phone users from Google Play. The information which appears on, is contained or is accessible through the foregoing website is not a part of, and is not incorporated by reference, into this Annual Report on Form 1-K.

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Procedurally, Worthy App users download the application and simply link their bank account to the App. If engaging in the round-up feature, they connect their debit card or credit card to the App. Every time the user shops or completes any checking account transaction, the Worthy App automatically rounds up their purchase to the next dollar, tracks the “spare change” and then permits the user to use it to invest in worthy bonds. The user’s bank accounts are monitored, and the money is transferred via ACH once the round up amounts reach $10.00.

Users can also make one time or recurring purchases of bonds.

Worthy Website

The Worthy Website offers users the following features:

●	Available online directly from us. Prior to the completion of our Offering, users could purchase our Worthy II Bonds directly from us through the Worthy Website;
●	No purchase fees charged. We did not charge purchasers in our Offering any commission or fees to purchase bonds through the Worthy Website. However, other financial intermediaries, if engaged, may have charged commissions or fees;
●	Invest as little as $10. Purchasers were able to build ownership in our Worthy II Bonds prior to the completion of our Offering, by making purchases as low as $10;
●	Flexible, secure payment options. Purchasers were able prior to the completion of our Offering to make purchases electronically or by wire transfer; and
●	Manage your portfolio online. Users can view their bond purchases, redemptions, interest payments and other transaction history online, as well as receive tax information and other reports.

Our Business

Under our business model, we generate revenue in multiple ways: primarily through interest generated from each loan that we make and through fees charged to borrowers. As our Worthy Bonds mature and are otherwise redeemed, we are implementing the winding down of our Company’s loan and investment portfolio.

We are required to provide at least 55% of our assets for loans to manufacturers, wholesalers and retailers of, and prospective purchasers of specified merchandise and services and/or purchasing or otherwise acquiring notes, drafts, acceptances, open accounts receivable and other obligations representing part or all of the sales price of merchandise, insurance, and services. To a lesser extent (not more than 45%), we may also provide (i) secured loans to other borrowers; (ii) acquire mortgage and equity interests in real estate; (iii) make fixed income and equity investments; provided the amount and nature of such activities do not cause us to lose our exemption from regulations as an investment company pursuant to the Investment Company Act of 1940.

Our Loan and Investment Portfolio

Loans Receivable

The Company, through its wholly owned subsidiary WL II, loaned funds to borrowers under loan agreements, with small business borrowers based in the United States. The loans pay interest at varying rates ranging from approximately 11% to 18% per year. The term of the loans generally range from six months to two years, with no prepayment penalty and generally pay interest only until maturity. The loans are secured by the assets of the borrowers. These loans were funded by our bond sales.

Mortgage Loans Held for Investment

Each mortgage loan is secured by a mortgage in the real estate, which is located in the state of Florida. Each loan has a maturity date of 2 years, except for one which has a maturity date of 42 months and mature on various dates. These loans pay interest at rates between 9% and 10% and are serviced by an outside, unrelated party. There were no mortgage loans past due or on non-accrual status as of March 31, 2023.

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A summary of the Company’s loan portfolio as of March 31, 2024, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Purchase Order / Trade Financing	Total	Loans to Real Estate Developers Secured by First Mortgages

Outstanding March 31, 2024

Loans, net of loan Origination Fees and Cost	$1,394,091	$-	$-	$1,394,091	$-

Allowance for loan losses	$1,329,016	$-	$-	$1,329,016	$-

Total Loans, net	$65,075	$-	$-	$65,075	$-

Percentage of total outstanding loans receivable	100%	-	-		N/A

Percentage of total outstanding Mortgage loans receivable	-	-	-		-

As of March 31, 2024 and 2023, all of our loans are individually evaluated for impairment purposes when calculating the allowances for loan losses. As of March 31, 2024 and 2023 the recorded investment in financing receivables used to individually evaluate for impairment was $1,394,091 and $6,235,077, respectively.

	Balance at March 31, 2023	Write-off			Provision for loan loss	Balance at March 31, 2024

Loan Receivable Allowance	$1,520,867		$-		$(191,851)	$1,329,016

Mortgage Receivable Allowance	$-		$-		$-	$-

Interest Receivable Allowance	$174,836		$-		$15,442	$190,278

Total	$1,695,703	$		_	$(176,409)	$1,519,294

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Our past due loans receivable totaled $1,394,091 and $1,090,831 at March 31, 2024 and 2023, respectively and consisted of 4 loans and 2 loans and the Company has reserved $1,329,016 and $1,090,831 at March 31, 2024 and 2023, respectively for these loans in the loan loss provision.

At March 31, 2023, the Company had 1 loan receivable past due and on non-accrual status, which was past due by more than 90 days. The loan has a principal balance of $414,164 and accrued interest receivable balance of $55,459 at March 31, 2023. The reserve for loan loss on this loan is $414,164 and $55,459 for the accrued interest receivable at March 31, 2023.

At March 31, 2024, the Company had 3 loans receivable past due and on non-accrual status, which were past due by more than 90 days. The loans have a principal balance of $1,353,681 and accrued interest receivable balance of $193,830 at March 31, 2024. We received approximately $0 of interest income and recorded approximately $15,000 of interest income on these loans during the year ended March 31, 2024. The reserve for loan loss on these loans is $1,329,016 and $190,279 for the accrued interest receivable at March 31, 2024.

As of March 31, 2024 future annual maturities of gross loans receivable held for investment and mortgage loans held for investment consists of the following:

Period Ended March 31,	Amount
2025	$1,394,091
2026	$-
2027	$-
2028	$-
2029	$-
Thereafter	$-
$1,394,091

As of March 31, 2024, there were 4 loans in total, which all 4 with a balance of $1,394,091 are loans that are only required to pay interest until maturity when the principal is due.

The following is an aging analysis of past due loans receivable at March 31, 2024:

	0 to 30 Days	31 to 60 Days	61 to 90 Days	Greater than 90 Days	Total	Loan Loss Allowance	Unearned Income

Loans to U.S wholesalers, retailers and manufacturers secured by inventory and equipment	$-	$-	$-	$1,394,091	$1,394,091	$1,329,016	$-

Total	$-	$-	$-	$1,394,091	$1,394,091	$1,329,016	$-

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The following is an aging analysis of past due loans receivable at March 31, 2023:

	0 to 30 Days	31 to 60 Days	61 to 90 Days	Greater than 90 Days	Total	Loan Loss Allowance	Unearned Income

Loans to U.S wholesalers, retailers and manufacturers secured by inventory and equipment	$-	$-	$-	$1,090,831	$1,090,831	$989,331	$-

Total	$-	$-	$-	$1,090,831	$1,090,831	$989,331	$-

The Company maintains a portfolio of investments. The Company typically invests in a diversified portfolio. The Company’s investment policy limits the amount of credit exposure to any one issuer and targets 20% portfolio weight in the more conservative investments.

The following is a breakdown of the investments as of March 31, 2023:

	Cost	Unrealized Gain (Loss)	Carrying Value	Percentage of Total
Available for Sale - Debt Securities
Treasury bills	$148,446	$48	$148,494	8%
Asset backed Securities	1,735,272	(26,180)	1,709,092	92%
Total Investments	$1,883,718	$(26,132)	$1,857,586	100%

Operations – Management Services Agreement with Worthy Management

On March 5, 2020, we entered into an Amended and Restated Management Services Agreement (the “Management Services Agreement”) with Worthy Management, an affiliate, which is deemed operative beginning on January 1, 2020. Worthy Management was established in October 2019 as part of the internal reorganization of the operations of our parent, WFI. Prior to this operational restructure, our executive officers and other administrative personnel were employed by either WFI or by our sister company Worthy Peer Capital, Inc. As a result, once the operational restructure was complete effective January 1, 2020, our executive officers and the other personnel which provide services to us are all employed by Worthy Management. These personnel also provide services to WFI and Worthy Peer Capital, Inc., including its subsidiary as well as the other Worthy entities.

The initial term of the Management Services Agreement will continue until December 31, 2024 and will automatically renew for successive one year terms. The Management Services Agreement can be terminated at any time upon 30 days’ prior written notice from one party to the other.

Under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management.

Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement. The reimbursement amount under the Management Services Agreement, is equal to the costs incurred by Worthy Management in paying for the staff and office expenses under the Management Services Agreement for the Company and consists of both a portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Worthy Management based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses.

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Under the Management Services Agreement, Worthy Management passes through the expenses paid without charging any additional amounts. During the year ended March 31, 2024, the Company recorded approximately $405,000 of expenses that were passed through from Worthy Management under the Management Services Agreement. As of March 31, 2024, the Company is owed approximately $77,000 from WM under the Management Services Agreement.

Employees

We do not have any full-time employees. We are dependent upon the services provided under the Management Services Agreement with Worthy Management for our operations.

Our Principal Executive Offices

Our principal office is located at One Boca Commerce Center, 551 NW 77 Street, Suite 212, Boca Raton, FL, 33487. The space is approximately 2,500 square-feet. On August 1, 2019, Worthy Peer Capital, Inc. commenced a 5-year lease for the space at the above address. Monthly rent is approximately $6,000, inclusive of sales tax and the lease contains an annual escalation clause of 4%. Worthy Management makes the monthly payments and allocates the cost ratable to its subsidiaries, including us under the Management Services Agreement.

Competition

We competed with other companies that lend to small businesses. These companies include traditional banks, merchant cash advance providers, and newer, technology-enabled lenders. In addition, other technology companies that lend primarily to individual consumers have already begun to focus, or may in the future focus, their efforts on lending to small businesses. We seek but may not be able to effectively compete with such competitors.

We believe we benefit from the following competitive strengths:

We are part of the Worthy Community. The Worthy App and websites (the “Worthy FinTech Platform”) are targeted to the millennials who are part of the fastest growing segment of our population. We believe that they have a basic distrust of traditional banking institutions, yet they have a need to accumulate assets for retirement or otherwise. The Worthy FinTech Platform provides for a savings and investing alternative for the millennials.

License Fee

On April 1, 2020, we entered into a verbal agreement with WFI to pay a license fee to WFI in the amount of $10 per active user per year. The license fees paid by the Company to WFI are not used to offset the reimbursements under the Management Services Agreement. There are no other terms to such verbal agreement. On September 30, 2021, the Company entered into a written agreement with WFI to pay a license fee to WFI in the amount of $4 per registered user per year. This written agreement replaced the verbal agreement. For the year ended March 31, 2024, the Company paid WFI approximately $106,000 pursuant to this verbal agreement.

Marketing and Strategy

Our Worthy II Bonds were marketed through our website, on-line information sources, social networks, institutional and other marketing partner sources of introduction and referral.

No Public Market

Although under Regulation A the Worthy II Bonds sold in our Offering are not restricted, they are still highly illiquid securities. No public market has developed nor is expected to develop for the Worthy II Bonds, and we do not intend to list Worthy II Bonds on a national securities exchange or interdealer quotational system. Investors should be prepared to hold Worthy II Bonds through their maturity dates as they are expected to be highly illiquid investments.

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Legal Proceedings and Governmental Regulation

From time to time, we may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, nor are we aware of any threatened or pending legal proceedings, that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operations if determined adversely to us.

On January 11, 2021, WFI received a subpoena from the SEC in connection with Peerbackers Advisory, LLC (“Peerbackers”), a company that was wholly owned by WFI that was previously registered with the SEC as an investment adviser and did not conduct any business, requesting certain information from Peerbackers, WFI and its operating subsidiaries. Peerbackers did not conduct any business, withdrew its SEC registration in July 2020 and was dissolved on January 16, 2021. WFI is fully cooperating with the SEC’s request.

The sale of our Worthy bonds is subject to federal securities laws. The distribution of our bonds is also subject to the regulation by several states and we are registered as an issuer dealer in the State of Florida. The loans made by us are also subject to state usury laws. Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

Additionally, the collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights. We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy II Bonds and services. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business. The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

COVID-19

Many of our small business borrowers have been directly or indirectly affected by the COVID-19 pandemic due to the closures and reduced customer demand. In March and April of 2020 due to the events surrounding the Coronavirus pandemic, the Company experienced much higher than usual bond redemptions. We have included the COVID-19 impacts as part of our calculation of the allowance for credit losses.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the JOBS Act, which permits us to elect not to be subject to certain disclosure and other requirements that otherwise would have been applicable to us had we not been an “emerging growth company.” These provisions include:

●	reduced disclosure about our executive compensation arrangements;

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●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and
●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time as we are no longer an “emerging growth company.” We will qualify as an “emerging growth company” until the earliest of:

●	the last day of our fiscal year following the fifth anniversary of the date of completion of our Regulation A offering;
●	the last day of our fiscal year in which we have annual gross revenue of $1.0 billion or more;
●	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or
●	the last day of the fiscal year in which we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.”

Under this definition, we are and will be an “emerging growth company” until as late as March 2025.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

RISK FACTORS

Investing in our securities involves risks. In addition to the other information contained in this annual report, investors should carefully consider the following risks. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this annual report, including statements in the following risk factors, constitute forward-looking statements. Please refer to “Cautionary Note Regarding Forward-Looking Statements” for more information regarding forward-looking statements.

Risks Related to our Industry

The lending industry is highly regulated. Changes in regulations or in the way regulations are applied to our business could adversely affect our business.

The sale of our Worthy II Bonds is subject to federal securities laws. The distribution of our Worthy II Bonds is also subject to the regulation by several states and we are registered as an issuer dealer in the State of Florida. The loans made by us are also subject to state usury laws.

Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

The initiation of a proceeding relating to one or more allegations or findings of any violation of such laws could result in modifications in our methods of doing business that could impair our ability to collect payments on our loans or to acquire additional loans or could result in the requirement that we pay damages and/or cancel the balance or other amounts owing under loans associated with such violation. We cannot assure you that such claims will not be asserted against us in the future.

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Competition for employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Currently, our staffing needs are provided to us by Worthy Management, Inc., a wholly owned subsidiary of our parent company. We may need to engage employees as our Company continues to grow. Competition for highly skilled personnel, especially data analytics personnel, is extremely intense, and we could face difficulty identifying and hiring qualified individuals in many areas of our business. We may not be able to hire and retain such personnel. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we intend to invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve borrowers could diminish, resulting in a material adverse effect on our business.

Risks Related to Our Company

We may never become profitable.

We have not yet reached profitability. If we are unable to obtain or maintain profitability, we will not be able to attract investment, compete, or maintain operations.

We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the year ended March 31, 2024 and 2023.

During the years ended March 31, 2024 and 2023, we generated revenues of approximately $164,000 and $874,000, respectively, and reported net losses of approximately $873,000 and $2,003,000, respectively, and negative cash flow used in operating activities of approximately $1,394,000 and $857,000, respectively. As of March 31, 2024, we had a shareholder’s deficit and accumulated deficit of approximately $5,671,000 and $5,781,000, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern and our management has raised substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for a period of 12 months from the issuance date of the audit report with respect to our audited consolidated financial statements for the years ended March 31, 2024 and 2023. Our consolidated financial statements have been prepared assuming that we will continue as a going concern. No assurances can be given our operations will provide sufficient revenues to cover our operating expenses.

We have a limited operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a limited operating history in an evolving industry that may not develop as expected. Assessing our business and future prospects is challenging in light of the risks and difficulties we may encounter. These risks and difficulties include our ability to:

●	improve the terms on which loans are made to borrowers as our business becomes more efficient;
●	increase the effectiveness of our direct marketing and lead generation through referral sources;
●	successfully develop and deploy new products;
●	favorably compete with other companies that are currently in, or may in the future enter, the business of lending to small businesses;
●	successfully navigate economic conditions and fluctuations in the credit market;
●	effectively manage the growth of our business; and
●	successfully expand our business into adjacent markets.

We may not be able to successfully address these risks and difficulties, which could harm our business and cause our operating results to suffer.

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If the information provided by borrowers is incorrect or fraudulent, we may misjudge a customer’s qualification to receive a loan, and our operating results may be harmed.

Our loan decisions are based partly on information provided to us by loan applicants and originators. To the extent that these applicants provide information to us in a manner that we are unable to verify, we may not be able to accurately assess the associated risk. In addition, data provided by third-party sources is a significant component of our underwriting process, and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm our reputation, business, and operating results.

Our risk management efforts may not be effective.

We could incur substantial losses, and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk, and other market-related risk, as well as operational risks related to our business, assets, and liabilities. To the extent our models used to assess the creditworthiness of potential borrowers do not adequately identify potential risks, the risk profile of such borrowers could be higher than anticipated. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks we are exposed to, mitigate the risks that we have identified, or identify concentrations of risk or additional risks to which we may become subject in the future.

We are subject to a number of conflicts of interest arising out of our relationship with WFI and its subsidiaries which may not be resolved in our favor.

We are subject to a number of conflicts of interest arising out of our relationship with WFI and its subsidiaries, including the following:

●	WFI is our parent company and our sole shareholder. WFI is also the sole shareholder of Worthy Management, Worthy Peer Capital, Inc., Worthy Community Bonds, Inc., Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. Accordingly, its executive officers and directors have fiduciary obligations to a number of entities. This potential conflict of interest poses a risk that the executive officers and directors may exercise their fiduciary duties in favor of affiliated entities rather than us even though they have fiduciary duties to us;

●	Worthy Peer Capital, Inc.’s, and Worthy Community Bonds, Inc.’s business is similar to ours and we may be competing for borrowers with them. This potential conflict of interest poses a risk that such borrowers may borrow from Worthy Peer Capital, Inc. and Worthy Community Bonds Inc. rather than us;

●	our executive officers and directors are also executive officers and directors of Worthy Peer Capital, Inc., Worthy Community Bonds, Inc., Worthy Property Bonds, Inc., Worthy Property Bonds 2, Inc. and Worthy Management and they do not devote all of their time and efforts to our Company. This potential conflict of interest poses a risk that the executive officers and directors may devote an insufficient amount of time and effort to operating our Company because they are too busy devoting their time and effort to the operations of our affiliates; and

●	the terms of the Management Services Agreement with Worthy Management were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement, will be determined by our executive officers and directors who are also executive officers and directors of Worthy Management notwithstanding that they are executive officers and directors of both our Company and Worthy Management. This potential conflict of interest poses a risk that the amount to be reimbursed by our company under the Management Services Agreement may be determined by the executive officers and directors to be higher in the absence of an arms-length arrangement at the expense of our Company.

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There are no assurances that any conflicts which may arise will be resolved in our favor, which could adversely affect our operations. In addition, bondholders have no right to vote upon or receive notice of any corporate actions we may undertake which they might otherwise have if they owned equity in our Company.

A significant disruption in our computer systems or a cybersecurity breach could adversely affect our operations.

We rely extensively on our computer systems to manage our loan origination and other processes. Our systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events and human error, and our disaster recovery planning cannot account for all eventualities. If our systems are damaged, fail to function properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and may experience loss of critical data and interruptions or delays in our ability to perform critical functions, which could adversely affect our business and results of operations. Any compromise of our security could also result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, loss or misuse of the information and a loss of confidence in our security measures, which could harm our business.

Our ability to protect the confidential information of our borrowers and investors may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

We process certain sensitive data from our borrowers and investors. While we have taken steps to protect confidential information that we receive or have access to, our security measures could be breached. Any accidental or willful security breaches or other unauthorized access to our systems could cause confidential borrower and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, our relationships with borrowers and investors could be severely damaged, and we could incur significant liability.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause borrowers and investors to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, we could lose borrowers and investors and our business and operations could be adversely affected.

Any significant disruption in service on our platform or in our computer systems, including events beyond our control, could prevent us from processing or posting payments on loans, reduce the attractiveness of our marketplace and result in a loss of borrowers or investors.

In the event of a system outage and physical data loss, our ability to perform our servicing obligations, process applications or make loans available would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology are critical to our operations, customer service, reputation and our ability to attract new and retain existing borrowers and investors.

Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our borrowers and investors and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing or posting payments on the loans, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause borrowers and investors to abandon our marketplace, any of which could adversely affect our business, financial condition and results of operations.

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We contract with third parties to provide services related to our online web lending and marketing, as well as systems that automate the servicing of our loan portfolios. While there are material cybersecurity risks associated with these services, we require that our vendors provide industry-leading encryption, strong access control policies, Statement on Standards for Attestation Engagements (SSAE) 16 audited data centers, systematic methods for testing risks and uncovering vulnerabilities, and industry compliance audits to ensure data and assets are protected. To date, we have not experienced any cyber incidents that were material, either individually or in the aggregate.

If our estimates of loan receivable losses are not adequate to absorb actual losses, our provision for loan receivable losses would increase, which would adversely affect our results of operations.

We maintain an allowance for loans receivable losses. To estimate the appropriate level of allowance for loan receivable losses, we consider known and relevant internal and external factors that affect loan receivable collectability, including the total amount of loans receivable outstanding, historical loan receivable charge-offs, our current collection patterns, and economic trends. If customer behavior changes as a result of economic conditions and if we are unable to predict how the unemployment rate, housing foreclosures, and general economic uncertainty may affect our allowance for loan receivable losses, our provision may be inadequate. Our allowance for loan receivable losses is an estimate, and if actual loan receivable losses are materially greater than our allowance for loan receivable losses, our financial position, liquidity, and results of operations could be adversely affected.

The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights.

We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy II Bonds and services. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business.

The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

We are reliant on the efforts of Sally Outlaw and Alan Jacobs.

We rely on our management team and need additional key personnel to grow our business, and the loss of key employees or inability to hire key personnel could harm our business. We believe our success has depended, and continues to depend, on the efforts and talents of our executive officers, Sally Outlaw and Alan Jacobs. Ms. Outlaw and/or Mr. Jacobs have expertise that could not be easily replaced if we were to lose any or all of their services.

The nature of our business may subject us to regulation as an investment company pursuant to the Investment Company Act of 1940.

We believe that we fall within the exception of an investment company provided by Section 3(c)(5)(A) and/or Section 3(c)(5)(B) of the Investment Company Act of 1940. Section 3(c)(5)(A) provides an exemption for a company that is primarily engaged in purchasing or otherwise acquiring notes, drafts, acceptances, open accounts receivable and other obligations representing part or all of the sales price of merchandise, insurance, and services. Section 3(c)(5)(B) provides an exemption for a company that is primarily engaged in making loans to manufacturers, wholesalers and retailers of and to prospective purchasers of specified merchandise and/or services. The Company has a Commitment Committee that reviews and assesses every potential loan for compliance with the exemption requirements. Once the Commitment Committee has confirmed such compliance, the potential loan is underwritten pursuant to the Company’s established underwriting policies. Notwithstanding, it is possible that the staff of the SEC could disagree with any of our assessment. If the staff of the SEC were to disagree with our analysis under the Investment Company Act, or if for any reason we fail to meet the requirements of the exemptions provided by Section 3(c)(5)(A) and/or Section 3(c)(5)(B) we would be required to register as an investment company and be excluded from the Regulation A exemption from full registration of our bonds, which could materially and adversely affect our proposed plan of business.

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Registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things:

●	limitations on capital structure;

●	restrictions on specified investments;

●	restrictions on leverage or senior securities;

●	restrictions on unsecured borrowings;

●	prohibitions on transactions with affiliates; and

●	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us. Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, we would no longer be eligible to offer our securities under Regulation A of the Securities Act if we were required to register as an investment company.

If we are deemed to be an investment company under the Investment Company Act and are therefore ineligible to rely on Regulation A to sell securities, the unregistered issuance of our securities to the investors pursuant to this Offering would be considered in violation of Section 5 of the Securities Act if there was no other available exemption from registration for this issuance giving the investors a right of rescission.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(A) and/or Section(c)(5)(B) of the Investment Company Act, however, if the Company is deemed to be an investment company under the Investment Company Act, we would no longer be eligible to offer our securities under Regulation A of the Securities Act in this Offering, or at all. In the event that this occurs, the Company would have to immediately terminate this Offering. The unregistered issuance of our securities to the investors pursuant to this Offering would be considered in violation of Section 5 of the Securities Act if there was no other available exemption from registration for this issuance. The securities sold in this Offering prior to such termination would be subject to a private right of action for rescission or damages by the purchasing investors. Additionally, the Company may not have the funds required to address all rescissions if a large number of investors seek rescission at the same time, and as a result, we may be delayed in the delivery of funds for such rescissions and may be required to sell some of our assets, which may take significant amounts of time and may yield less than is needed to meet our rescission obligations. Additionally, the Company would not be able to raise funds in any other offering pursuant to Regulation A to meet such rescission obligations, as the Company would not be eligible to do so.

If we are deemed to be an investment company under the Investment Company Act and are therefore ineligible to rely on Regulation A for this Offering, it could result in a large number of investors demanding repayment in a short period of time, and the Company may not have funds to satisfy those demands.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(A) and/or Section(c)(5)(B) of the Investment Company Act, however, in the event that the Company is deemed to be an investment company under the Investment Company Act, we would no longer be eligible to offer our Bonds under Regulation A of the Securities Act in this Offering, or at all. If this occurs, it could result in a large number of investors demanding repayment in a short period of time, and the Company may not have funds to satisfy those demands. As a result, we may be delayed in the delivery of funds and may be required to sell some of our assets, which may take significant amounts of time and may yield less than is needed to meet our obligations. Additionally, the Company would not be able to raise funds in any other offering pursuant to Regulation A to meet such demands, as the Company would not be eligible to do so.

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If we are deemed to be an investment company under the Investment Company Act and sell securities in reliance on Regulation A and operate as an unregistered investment company, we could be subject to liability under Section 5 of the Securities Act.

In the event that the Company is deemed to be an investment company under the Investment Company Act, and if we sell securities in reliance on Regulation A and operate as an unregistered investment company due to a failure to qualify for the Section 3(c)(5)(A) and/or Section(c)(5)(B) exemption of the Investment Company Act, for any Bonds sold by us in reliance on Regulation A, the Company could be liable for violating Section 5 of the Securities Act if any of the securities issued in this Offering would be considered to be an unregistered issuance of securities if no other exemption from registration is available. Section 5 allows purchasers to sue the Company for selling a non-exempt security without registering it, whereby the purchasers seek rescission with interest, or damages if the purchaser sold his securities for less than he purchased them. The Company could also be subject to enforcement action by the SEC that claims a violation of Section 5 of the Securities Act. Additionally, if the Company was required to register as an investment company but failed to do so and therefore operated as an unregistered investment company, the Company could be subject to monetary penalties and injunctive relief in an action brought by the SEC.

Compliance with Regulation A and reporting to the SEC could be costly.

The SEC requires Regulation A issuers to file certain reports and amendments after an offering has been qualified to sell to investors. Specifically, issuers are required to file annual and semi-annual reports and current reports reflecting certain changes and events that are material to investors. Further, post-qualification amendments must be filed for ongoing offerings at least every 12 months after the qualification date to include the financial statements that would be required by Form 1–A as of such date; or to reflect any facts or events arising after the qualification date of the offering statement (or the most recent post-qualification amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the offering statement. The Company believes that it has filed all required annual, semi-annual and current reports.

Compliance with Regulation A is costly and requires legal and accounting expertise. We must continue to file an annual report on Form 1-K, a semiannual report on Form 1-SA, current reports on Form 1-U and post Qualification Amendments.

Our legal and financial staff may need to be increased in order to comply with our Regulation A reporting requirements. Compliance with Regulation A will also require greater expenditures on outside counsel and outside auditors in order to remain in compliance. Failure to remain in compliance with Regulation A may subject us to sanctions, penalties, and reputational damage and would adversely affect our results of operations.

We are required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. Therefore, we are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our investors could receive less information than they might expect to receive from exchange traded public companies.

We are required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year. Therefore, our investors could receive less information than they might expect to receive from exchange traded public companies.

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We are subject to the risk of fluctuating interest rates, which could harm our business operations.

We expect to generate net income from the difference between the interest rates we charge borrowers or otherwise make from our permissible investments, including loan origination fees paid by borrowers, and the interest we pay to the holders of Worthy II Bonds. Due to fluctuations in interest rates, we may not be able to charge borrower’s an interest rate sufficient for us to generate income, which could harm our planned business operations.

Any Bond Rewards received as a result of the Bond Rewards Program could have adverse tax consequences to the recipient.

There is some uncertainty about the appropriate treatment of these Bond Rewards for income purposes. Recipients may be subject to tax on the value of Bond Rewards. If you receive Worthy II Bonds under the Bond Rewards Program, upon receipt you will generally realize taxable income equal to the fair market value of the Worthy II Bonds. Your participation in the Bond Rewards Program may increase the complexity of your tax filings and may cause you to be ineligible to file Internal Revenue Service Form 1040-EZ, if you would otherwise be eligible to file such form.

Risks Related to Worthy II Bonds

The characteristics of the Worthy II Bonds, including maturity, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy an investors investment objectives.

The characteristics of the Worthy II Bonds, including maturity, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy an investor’s investment objectives. The Worthy II Bonds may not be a suitable investment for an investor based on their ability to withstand a loss of interest or principal or other aspects of their financial situation, including income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors.

The amount of repayments that bond holders demand at a given time may exceed the amount of funds we have available to make such payments which may result in a delay in repayment or loss of investment to the bond holders.

We will use our commercially reasonable efforts to maintain sufficient cash and cash equivalents on hand to honor repayment demands of bond holders. However, in the event there are more demands for repayment to meet than our cash and cash equivalents on hand available, we may be required to (i) liquidate some of our publicly traded investments, loan portfolio, and other investments, (ii) seek commercial banks and non-bank lending sources, such as insurance companies, private equity funds and private lending organizations, for the provision of credit facilities, including, but not limited to, lines of credit, pursuant to which funds would be advanced to us, or (iii) seek capital contributions from our parent company, WFI.

In the event that the above sources of funds to honor repayments cannot be realized within the time frame of the repayment requests of bond holders, bond holders might have to wait for repayment until the above sources are realized. If the above sources do not generate enough funds to honor bond holders’ requests for repayment, there is a risk that the bond holders may lose some or all of their investment in the bonds.

On August 22, 2022, Worthy Peer Capital, Inc., our sister company and wholly owned subsidiary of our parent company WFI, advised all bondholders that due to a number of domestic and global economic factors, some of its loans to small businesses, including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment, purchase order financing and real estate, have defaulted in their payment obligations. The foregoing defaults in small business loans has caused current illiquidity of the company’s overall loan portfolio. As a result, Worthy Peer Capital, Inc. temporarily delayed the redemption of outstanding bonds while continuing to accrue the 5% interest until March 31, 2023, and 5.5% effective April 1, 2023. $7,734,882 of Worthy Peer Capital Bonds are presently subject to the suspension of redemptions. Prior to the suspension in redemptions Worthy Peer Capital, Inc. had redeemed $41,114,337 of Worthy Peer Capital Bonds. As of December 31, 2023 Worthy Peer Capital, Inc. has redeemed $42,153,891 of Worthy Peer Capital Bonds. Since December 31, 2023, Worthy Peer Capital, Inc. has redeemed $5,570 of Bond principal and interest. Worthy Peer Capital, Inc. continues to pursue outstanding loan collections and will redeem outstanding bonds with accrued interest as loan collections and other asset liquidation permits and will do so automatically in the order of bond maturity and redemption requests. To the extent that Worthy Peer Capital, Inc.’s asset liquidity does not provide sufficient funds for full bond redemption, it is the intention of WFI, the parent company of Worthy Peer Capital, Inc., to provide capital contributions to the company from the proceeds of the pending SPA transaction or from other sources of capital.

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On July 26, 2023, Worthy Peer Capital II, Inc. advised all bondholders that due to a number of domestic and global economic factors, some of its loans to small businesses, including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment, purchase order financing and real estate, have defaulted in their payment obligations. The foregoing defaults in small business loans has caused current illiquidity of Worthy Peer Capital II, Inc.’s overall loan portfolio. As a result, Worthy Peer Capital II, Inc. paused the redemption of outstanding bonds while continuing to accrue 5.5% interest. $5,188,353 of Worthy Peer Capital II Bonds at March 31, 2024, were subject to the pause of redemptions. Prior to the pause in redemptions Worthy Peer Capital II, Inc. had redeemed $43,984,983 of Worthy Peer Capital II Bonds. As of March 31, 2024, Worthy Peer Capital II has redeemed $45,037,891 of Worthy Peer Capital II Bonds. Worthy Peer Capital II, Inc. continues to pursue outstanding loan collections and will redeem outstanding bonds with accrued interest as loan collections and other asset liquidation permits and will do so automatically in the order of bond maturity and redemption requests. To the extent that Worthy Peer Capital II, Inc.’s asset liquidity does not provide sufficient funds for full bond redemption, it is the intention of WFI, the parent company of Worthy Peer Capital II, Inc., to provide capital contributions to Worthy Peer Capital II, Inc. from the proceeds of the pending SPA transaction or from other sources of capital.

Holders of Worthy Bonds are exposed to the credit risk of our Company.

Worthy II Bonds are our full and unconditional obligations. If we are unable to make payments required by the terms of the notes, you will have an unsecured claim against us. Worthy II Bonds are therefore subject to non-payment by us in the event of our bankruptcy or insolvency. In an insolvency proceeding, there can be no assurances that you will recover any remaining funds. Moreover, your claim may be subordinate to that of any senior creditors and any secured creditors to the extent of the value of their security.

The Worthy II Bonds are unsecured obligations.

The Worthy II Bonds do not represent an ownership interest in any specific Worthy loans, their proceeds, or their assets. The Worthy II Bonds are unsecured general obligations of Worthy only and not any Worthy borrower. The Worthy II Bonds will be general unsecured obligations and will rank equally with all of our other unsecured debt unless such debt is senior to or subordinate to the Worthy II Bonds by their terms. We may issue secured debt in our sole discretion without notice to or consent from the holders of Worthy II Bonds. Therefore, as unsecured obligations, there is no security to be provided to the holders of the Worthy II Bonds.

There is no public market for Worthy II Bonds, and none is expected to develop.

Worthy II Bonds are newly issued securities. Although under Regulation A the securities are not restricted, Worthy II Bonds are still highly illiquid securities. No public market has developed nor is expected to develop for Worthy II Bonds, and we do not intend to list Worthy II Bonds on a national securities exchange or interdealer quotational system. You should be prepared to hold your Worthy II Bonds as Worthy II Bonds are expected to be highly illiquid investments.

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Holders of the Worthy II Bonds have no voting rights.

Holders of the Worthy II Bonds have no voting rights and therefore will have no ability to control the Company. The Worthy II Bonds do not carry any voting rights and therefore the holders of the Worthy II Bonds will not be able to vote on any matters regarding the operation of the Company. Bondholders have no right to vote upon or receive notice of any corporate actions we may undertake which you might otherwise have if you owned equity in our Company.

There is a risk that the Worthy Website and the Worthy APP may be hacked.

There is a risk that the Worthy Website and the Worthy APP may be hacked. The Worthy II Bonds are stored by us and will remain in our custody for ease of administration. In today’s environment, cyberattacks are perpetrated by identity thieves, unscrupulous contractors and vendors, malicious employees, business competitors, prospective insider traders and market manipulators, so-called “hacktivists,” terrorists, state-sponsored actors and others. Many companies that utilize technology in the business operations, such as ours are subject to the risk that they may be hacked. Even the most diligent cybersecurity efforts will not address all cyber risks that the Company faces. We cannot assure you that we’ll be able to prevent any such hacks by third parties, and if we experience these hacks, the effects would cause an adverse effect on our business operations and will jeopardize the privacy of our users data, and can lead to us having to cease operations altogether.

The Worthy II Bond Holders may be subject to a servicing fee upon transfer.

The Worthy II Bonds are transferable except a servicing fee of up to 1% may be charged for the transfer of Worthy II Bonds to third parties, which charge would only be made against accrued interest.

Because the Worthy II Bonds have no sinking fund, insurance, or guarantee, you could lose all or a part of your investment if we do not have enough cash to pay.

There is no sinking fund, insurance or guarantee of our obligation to make payments on the Worthy II Bonds. We will not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the Worthy II Bonds. The Worthy II Bonds are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation, or any other governmental or private fund or entity. Therefore, if you invest in the Worthy II Bonds, you will have to rely only on our cash flow from operations and possible funding from WFI, our parent company, for repayment of principal and interest upon your demand of repayment or upon redemption by us. If our cash flow from operations and possible funding from WFI, our parent company, are not sufficient to pay any amounts owed under the Worthy II Bonds, then you may lose all or part of your investment.

By purchasing Worthy II Bonds unless you opted-out in accordance with the terms of the investment agreement used to purchase bonds from the Company, you are bound by the arbitration provisions contained therein, which limits your ability to bring class action lawsuits or seek remedies on a class basis and waives the right a trial by jury.

Unless you opted-out in accordance with the terms of the investment agreement used to purchase bonds from the Company, you are bound by the arbitration, jury waiver and class action waiver provisions contained therein. Pursuant to the terms of the foregoing, the holders of Worthy II Bonds and the Company will agree to (i) resolve disputes of the holders of Worthy II Bonds through binding arbitration or small claims court, instead of through courts of general jurisdiction or through a class action and (ii) waive the right to a trial by jury and to participate in any class action, except in cases that involve personal injury. Pursuant to the terms of the foregoing, if a holder of Worthy II Bonds does not agree to the terms of the arbitration provision, the holder of Worthy Bonds may opt-out of the arbitration provision by sending an arbitration opt-out notice to the Company within thirty (30) days of the holder’s first electronic acceptance of the investment agreement. If the opt-out notice is not received within thirty (30) days, the holder of Worthy Bonds will be deemed to have accepted all terms of the arbitration provision, including the class action and jury waiver. If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. As arbitration provisions in commercial agreements have generally been respected by federal courts and state courts of Florida, we believe that the arbitration provision is enforceable under federal law and the laws of the State of Florida. Although holders of Worthy II Bonds will be subject to the arbitration provisions of the investment agreement, the arbitration provisions do not preclude holders of Worthy Bonds from pursuing claims under the U.S. federal securities laws in federal courts. THE ARBITRATION PROVISION OF THE INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WORTHY BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE ARBITRATION PROVISION OF THE WORTHY DEMAND BOND INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

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The investment agreement provides that, to the extent permitted by law, each party to same waives the right to a jury trial or class action of any claim they may have against us arising out of or relating to our Worthy II Bonds or the agreement. If we were to oppose a jury trial or class action demand based on such waiver, the court would determine whether the waiver was enforceable based upon the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial or class action. The bondholders of Worthy II Bonds will be subject to these provisions of the investor agreement to the extent permitted by applicable law. THE WAIVER OF THE RIGHT TO A JURY TRIAL AND CLASS ACTION CONTAINED IN THE INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WORTHY BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE JURY WAIVER AND CLASS ACTION WAIVER PROVISIONS OF THE WORTHY DEMAND BOND INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. In the event that an investor does not opt-out, as described above, the rights of the adverse bond holder to seek redress in court would be severely limited. These restrictions on the ability to bring a class action lawsuit may result in increased costs and/or reduced remedies, to individual investors who wish to pursue claims against the Company.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our consolidated financial condition and consolidated results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this annual report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Note Regarding Forward-Looking Statements and Business sections in this annual report. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Our future operating results, however, are impossible to predict and no guaranty or warranty is to be inferred from those forward-looking statements.

Background and Overview

We were incorporated under the laws of the State of Florida in October 2019. On October 28, 2019, the Company was founded with the issuance of 100 shares of our $0.001 per share par value common stock for $5,000 paid by WFI. WFI is the sole shareholder of the Company’s common stock. Our wholly owned subsidiary Worthy Lending II was organized under the laws of the State of Delaware in October 2019.

On March 17, 2020, we began the Offering of $50 million aggregate principal of Worthy II Bonds (the “Worthy II Bonds”) under our qualified Offering Statement (File No. 024-11150). On October 1, 2020, we completed the Offering. From March 17, 2020 through October 1, 2020, we sold approximately $50 million aggregate principal amount of Worthy II Bonds to 17,823 investors.

Commencing in March of 2020, the Company, through its wholly owned subsidiary, began loaning funds directly to borrowers and through originators under loan agreements, with small business borrowers based in the United States. The loans pay interest at varying rates ranging from 9% to 18% per year. The terms of the loans generally range from six months to two years, with no prepayment penalty and generally pay interest only until maturity. The loans are secured by the assets of the borrowers. These loans were funded by our bond sales.

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Prior to Commencement of the winding down of our loans and investments to honor maturities and voluntary bond redemptions, our business model was centered around providing loans for small businesses, including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment. To a lesser extent we may also provide (i) secured loans to other borrowers; (ii) acquire equity interests in real estate; (iii) make fixed income and/or equity investments; and (iv) provide other types of loans, provided the amount and nature of such activities do not cause us to lose our exemption from regulations as an investment company pursuant to the Investment Company Act of 1940.

A summary of the Company’s loan portfolio as of March 31, 2024, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Purchase Order / Trade Financing	Total	Loans to Real Estate Developers Secured by First Mortgages

Outstanding March 31, 2024

Loans, net of loan Origination Fees and Cost	$1,394,091	$-	$-	$1,394,091	$-

Allowance for loan losses	$1,329,016	$-	$-	$1,329,016	$-

Total Loans, net	$65,075	$-	$-	$65,075	$-

Percentage of total outstanding loans receivable	100%	-	-		N/A

Percentage of total outstanding Mortgage loans receivable	-	-	-		-

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A summary of the Company’s loan portfolio as of March 31, 2023, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Purchase Order / Trade Financing	Total	Loans to Real Estate Developers Secured by First Mortgages

Outstanding March 31, 2023

Loans, net of loan Origination Fees and Cost	$2,148,378	$3,083,032	$103,667	$5,335,077	$900,000

Allowance for loan losses	$(1,520,867)	$-	$-	$(1,520,867)	$-

Total Loans, net	$627,511	$3,083,032	$103,667	$3,814,210	$900,000

Percentage of total outstanding loans receivable	40%	58%	2%		N/A

Percentage of total outstanding Mortgage loans receivable	-	-	-		100%

As of March 31, 2024 and 2023, all of our loans are individually evaluated for impairment purposes when calculating the allowances for loan losses. As of March 31, 2024 and 2023 the recorded investment in financing receivables used to individually evaluate for impairment was $1,394,091 and $6,235,077, respectively.

	Balance at March 31, 2023	Write-off		Provision for loan loss	Balance at March 31, 2024

Loan Receivable Allowance	$1,520,867		$-	$(191,851)	$1,329,016

Mortgage Receivable Allowance	$-		$-	$-	$-

Interest Receivable Allowance	$174,836		$-	$15,442	$190,278

Total	$1,695,703	$	_	$(176,409)	$1,519,294

Our past due loans receivable totaled $1,394,091 and $1,090,831 at March 31, 2024 and 2023, respectively and consisted of 4 loans and 2 loans and the Company has reserved $1,329,016 and $1,090,831 at March 31, 2024 and 2023, respectively for these loans in the loan loss provision.

At March 31, 2023, the Company had 1 loan receivable past due and on non-accrual status, which was past due by more than 90 days. The loan has a principal balance of $414,164 and accrued interest receivable balance of $55,459 at March 31, 2023. The reserve for loan loss on this loan is $414,164 and $55,459 for the accrued interest receivable at March 31, 2023.

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At March 31, 2024, the Company had 3 loans receivable past due and on non-accrual status, which were past due by more than 90 days. The loans have a principal balance of $1,353,681 and accrued interest receivable balance of $193,830 at March 31, 2024. We received approximately $0 of interest income and recorded approximately $15,000 of interest income on these loans during the year ended March 31, 2024. The reserve for loan loss on these loans is $1,329,016 and $190,279 for the accrued interest receivable at March 31, 2024.

As of March 31, 2024 future annual maturities of gross loans receivable held for investment and mortgage loans held for investment consists of the following:

Period Ended March 31,	Amount
2025	$1,394,091
2026	$-
2027	$-
2028	$-
2029	$-
Thereafter	$-
$1,394,091

As of March 31, 2024, there were 4 loans in total, which all 4 with a balance of $1,394,091 are loans that are only required to pay interest until maturity when the principal is due.

The following is an aging analysis of past due loans receivable at March 31, 2023:

	0 to 30 Days	31 to 60 Days	61 to 90 Days	Greater than 90 Days	Total	Loan Loss Allowance	Unearned Income

Loans to U.S wholesalers, retailers and manufacturers secured by inventory and equipment	$-	$-	$-	$1,090,831	$1,090,831	$989,331	$-

Total	$-	$-	$-	$1,090,831	$1,090,831	$989,331	$-

The following is an aging analysis of past due loans receivable at March 31, 2024:

	0 to 30 Days	31 to 60 Days	61 to 90 Days	Greater than 90 Days	Total	Loan Loss Allowance	Unearned Income

Loans to U.S wholesalers, retailers and manufacturers secured by inventory and equipment	$-	$-	$-	$1,394,091	$1,394,091	$1,329,016	$-

Total	$-	$-	$-	$1,394,091	$1,394,091	$1,329,016	$-

The Company maintains a portfolio of investments. The Company typically invests in a diversified portfolio. The Company’s investment policy limits the amount of credit exposure to any one issuer and targets 20% portfolio weight in the more conservative investments.

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The following is a breakdown of the investments as of March 31, 2023:

	Cost	Unrealized Gain (Loss)	Fair Value	Percentage of Total
Available for Sale - Debt Securities
Treasury bills	$148,446	$48	$148,494	8.00%
Asset backed Securities	1,735,272	(26,180)	1,709,092	92.00%
Total Investments	$1,883,718	$(26,132)	$1,857,586	100%

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company generated net losses and had cash used in operations of approximately $873,000 and $1,394,000, respectively, for the year ended March 31, 2024. At March 31, 2024 we had a shareholder’s deficit and accumulated deficit of approximately $5,671,000 and $5,781,000, respectively, and total liabilities exceeded total assets by approximately $5,671,000. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. During Fiscal 2025, the Company continues to incur losses.

In response to the losses incurred in fiscal year 2024 and 2023, the Company continues to constantly evaluate and monitor its cash needs and existing cash burn rate, in order to make adjustments to its operating expenses. Cash on hand was approximately $709,000 at March 31, 2024. This cash was obtained through the sale of our Worthy Bonds and the collection of principal and interest and dividends on our outstanding loans and investments.

No assurances can be given that the Company will achieve success, without seeking additional financing. There also can be no assurances that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Operating Results

Year Ended March 31, 2024 Compared to Year Ended March 31, 2023

Operating Revenue

Interest on loans receivable

Interest on loans receivable for the year ended March 31, 2024, was $39,670, compared to $859,630, for the year ended March 31, 2023, a decrease of $695,727. This decrease was the direct result of our decreased loan portfolio. Our Loans receivable, net of allowance balance of $65,075 at March 31, 2024 is a $3,749,135 decrease as compared to the $3,814,210 balance at March 31, 2023

At March 31, 2024 and 2023 our mortgage loans held for investments, net were $0 and $900,000, respectively.

Loan fees

For the year ended March 31, 2024, loan fees totaled $0 as compared to $14,386 for the year ended March 31, 2023, this $14,386 decrease was due to decreased recognition of deferred revenue on a loan earning fees in the fiscal year ended March 31, 2023 as compared to fiscal year ended March 31, 2024.

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Cost of Revenue

Interest expense on bonds

Interest expense on bonds for the year ended March 31, 2024 was $476,788, a decrease of $531,024 from the year ended March 31, 2023. Interest expense on bonds for the year ended March 31, 2023 was $1,007,812. The decrease was due to the decrease in our bonds held at March 31, 2024 as compared to March 31, 2023.

Provision for loan losses

Our Provision for loan losses decreased at March 31, 2024 as a result of the decreased loan portfolio. The current period (recovery)/provision for expected losses is ($176,409) as compared to $430,941 for the year ended March 31, 2023.

Operating Expenses

Our operating expenses were $552,535 for the year ended March 31, 2024 as compared to $977,964 for the year ended March 31, 2023 which is a decrease of $425,429 or approximately 44%.

This decrease is primarily attributable to decreases of approximately $239,000 in compensation and related expenses and approximately $183,000 in general and administrative expenses during the year ended March 31, 2024. These decreases are directly related to the Company not selling any bonds during the year ended March 31, 2024, and its decreased loan portfolio at March 31, 2024.

Going forward we expect our general and administrative expenses to decrease as a result of the commencement of the winding down of our loans and investments to honor maturities and voluntary bond redemptions. However, we are unable at this time to quantify these expected decreases.

Other Income (Expenses)

Realized and Unrealized gains (losses) on investments, net

For the year ended March 31, 2024 and 2023 our net unrealized gains (losses) on investments were $0 and $10,689, respectively. Realized gains (losses), net is ($80,391) for the year ended March 31, 2024 versus ($640,414) for the year ended March 31, 2023.

Interest and dividends on investments

Interest and Dividends on Investments for the year ended March 31, 2024 is $20,347 as compared to $169,615 for the year ended March 31, 2023, this decrease was the direct result of our decreased investment portfolio.

Liquidity and Capital Resources

At March 31, 2024 we had total shareholder’s deficit of approximately $5,671,000 as compared to a total shareholder’s deficit of approximately $4,907,000 at March 31, 2023.

Our total assets decreased by $10,768,000 at March 31, 2024 as compared to March 31, 2023, which principally reflects the decrease of our loans receivable held for investment of $3,749,135, the decrease of our mortgage loans held for investment of $900,000 and a decrease in investments of $1,857,586 and decrease of $4,251,642 in cash and cash equivalents during the year ended March 31, 2024. Additionally, we had $709,175 of cash and cash equivalents at March 31, 2024 as compared to $4,960,817 of cash on hand at March 31, 2023.

Our total liabilities decreased by $9,920,636 during the year ended March 31, 2024 as compared to March 31, 2023, which is principally related to the decrease in bond liabilities. We do not have any commitments for capital expenditures.

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Our consolidated shareholders’ deficit and working capital deficiency are the result of initial and early-stage operating sales of bonds (a liability) at a more rapid pace than the proceeds from the sale of bonds could be effectively invested in income generating loans and investments. These deficiencies are also the result of our loan loss provision. The combination of interest payable on the bonds and operating expenses initially generates a working capital deficit.

To date, the working capital deficit has been funded by capital infusions to the Company, from its parent (WFI), through funds raised by the parent in a variety of equity, debt, and convertible debt financings.

Worthy Bond redemptions subsequent to March 31, 2024, were approximately $6,877,000. These bond redemptions have been recorded as a decrease in cash and a decrease in bond liabilities. Redemptions were paused on July 25, 2023, based on the Company’s liquidity levels.

Year Ended March 31, 2024 and Year Ended March 31, 2023

Summary of cash flows

	Year Ended March 31, 2024	Year Ended March 31, 2023
Net cash (used) in provided by operating activities	$(1,394,100)	$(857,196)
Net cash (used) in provided by investing activities	$6,644,313	$7,680,105
Net cash (used) in provided by financing activities	$(9,501,855)	$(7,199,978)

For the year ended March 31, 2024, net cash used in operating activities was used primarily to fund our net loss and the increase in interest receivable, offset by the increase in accrued interest and the provision for our loan loss. For the year ended March 31, 2023, net cash provided by operating activities was used primarily to fund net losses, offset by an increase in our provision for loan losses and accrued interest payable and a decrease in accrued interest receivable. Net cash (used in) provided by investing activities for the year ended March 31, 2024 and 2023 represent primarily loans made, loan principal pay downs and sales of investment securities together with the purchase of investment securities. Net cash (used in) provided by financing activities for the year ended March 31, 2024 and 2023 represent primarily redemptions of bond liabilities.

Significant accounting policies

Our significant accounting policies are fully described in Note 3 to our consolidated financial statements appearing elsewhere in this Annual Report, and we believe those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our consolidated financial statements.

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated financial statements include, but are not limited to, assessing the collectability of loans and interest receivable, due from related parties, valuation of investments, the useful lives of property and equipment, the estimate of the fair value of the lease liability and related right of use asset, the estimate of our internal labor based loan origination costs and estimates of the valuation allowance on deferred tax assets.

Revenue Recognition

We recognize revenue in accordance with the guidance in FASB ASC 942 “Financial Services – Depository Lending.”

We generate revenue primarily through interest earned, loan origination fees and collateral management fees for monitoring the underlying collateral related to the loan.

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For term loans, we recognize interest income, loan fee income and collateral management fee income over the terms of the underlying loans. Loan fees and collateral management fees are reflected as non-interest income in our statements of operations and comprehensive loss.

Loan origination fees typically include due diligence, appraisal and legal fees. Associated costs primarily include costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation, employees’ compensation directly related to the loan and costs paid to third parties for legal and appraisal services. The fees and the costs are netted as deferred revenue and amortized into revenue over the life of the loan.

We also generate revenue through interest and dividends on investments and realized and unrealized gains on investments, which are all included in other income (expense) in the statement of operations.

Cash and cash equivalents

Cash and cash equivalents include checking, savings, unrestricted deposits with investment-grade financial institutions, institutional money market funds, certificates of deposit and other short-term interest-bearing products. We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Investments

On October 28, 2019, the Company adopted ASU 2016-01 “Financial Instruments – Overall” which requires unrealized gains and losses from equity securities to be recognized in operations.

Investments consist of various debt and equity investments. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. Investments in equity securities with a readily determinable fair value, not accounted for under the equity method, are recorded at that fair value with unrealized gains and losses included in earnings. For equity securities without a readily determinable fair value, the investment is recorded at cost, less any impairment, plus or minus adjustments related to observable transactions for the same or similar securities, with unrealized gains and losses included in earnings. Equity securities where the fair market value or net asset value are not available are carried at cost, subject to impairment valuation. The Company classifies its debt investments as available-for-sale pursuant to ASC 320, Investments – Debt and Equity Securities. Debt securities are classified as held to maturity, at unamortized cost on the consolidated balance sheet if (i) the Company has the intent and ability to hold the investments for a period of at least 1 year and (ii) the contractual maturity date of the investments is greater than 1 year. Debt securities held to maturity are carried at amortized cost and unamortized gains and losses are not recognized. Realized gains and losses are included in other income or expense in the consolidated statement of operations on a specific-identification basis.

As a result of the amendments in ASU 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, the impairment model is no longer based on an impairment being other-than-temporary. We regularly review investment securities for impairment. For debt securities, if we do not intend to sell the security or it is not more likely than not that we will be required to sell the security before recovery of our amortized cost, we evaluate qualitative criteria, such as the financial health of and specific prospects for the issuer, to determine whether we do not expect to recover the amortized cost basis of the security.

Loans Receivable Held for Investment

Loans held for investment consist of term loans that require monthly or weekly interest payments. We have both the ability and intent to hold these loans to maturity. When we originate a term loan, the borrower grants us a security interest in its assets which we may perfect by publicly filing a financing statement. Loans held for investment are carried at amortized cost, reduced by a valuation allowance for loan losses estimated as of the consolidated balance sheet dates.

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Mortgage Loans Held for Investment

Mortgage loans held for investment consist of loans secured by a mortgage in the real estate, which is located in the state of Florida. These loans typically have a maturity date of 1 to 2 years, pay interest at rates between 9% and 10% and are serviced by an outside, unrelated party. These loans require monthly interest payments to us. We have both the ability and intent to hold these loans to maturity. These loans are carried at amortized cost, reduced by a valuation allowance for loan losses, if deemed necessary, estimated as of the consolidated balance sheet dates.

Accrued Interest Receivable

In accordance with ASC 326-20-30-5A, the Company includes in the reserves for loans receivable an amount attributed to accrued interest receivable.

In accordance with ASC 326-20-35-8A, the Company has an accounting policy election, at the class of financing receivable, to write off accrued interest receivables by recognizing credit loss expense.

Allowance for Credit Losses

Customer accounts receivable are stated at the amount management expects to collect on balances. The Company accounts for credit losses in accordance with ASC Topic 326, Financial Instruments – Credit Losses (“ASC Topic 326”). ASC 326 impacts the impairment model for certain financial assets measured at amortized cost by requiring a current expected credit loss (“CECL”) methodology to estimate expected credit losses over the entire life of the financial asset, recorded at inception or purchase. The Company has the ability to determine there are no expected credit losses in certain circumstances. We evaluate the creditworthiness of our portfolio on an individual loan basis and on a portfolio basis. The allowance is subjective as it requires material estimates, including such factors as historical trends, known and inherent risks in the loan portfolio, adverse situations that may affect borrowers’ ability to repay and current economic conditions. Other qualitative factors considered may include items such as uncertainties in forecasting and modeling techniques, changes in portfolio composition, business conditions and emerging trends. Recovery of the carrying value of loans is dependent to a great extent on conditions that may be beyond our control. Any combination of the aforementioned factors may adversely affect our loan portfolio resulting in increased delinquencies and loan losses and could require additional provisions for loan losses, which could impact future periods.

Past Due and Non-Accrual Loans Receivable

Loans receivable are considered past due when a borrower hasn’t made a principal or interest payment for 90 days. The Company considers a loan to be non-performing and put on non-accrual status when management believes collectability is not probable. Management predicts probability of collectability through qualitative and quantitative criteria, including whether the loan is in past due status, borrower financial condition including net collateral to loan balance, personal or corporate validity or other guarantees, our experience with the borrower, quality of borrower internal credit review system, quality of borrower management, and external operating environment.

When a loan is placed on non-accrual status, we cease accruing interest and a reserve on interest receivable is established.

Item 3. Directors and Officers.

The following table provides information on our current executive officers and directors:

Name	Age	Positions

Sally Outlaw	61	President, Chief Executive Officer and Director
Alan Jacobs	82	Executive Vice President, Chief Operating Officer and Director and Principal Financial and Accounting Officer
Jungkun (“Jang”) Centofanti	56	Senior Vice President, Chief Administrative Officer and Secretary

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Sally Outlaw. Ms. Outlaw, a life-long entrepreneur who is passionate about opening up economic opportunity for all, has served as an officer and director of our Company since founding it in 2016. Ms. Outlaw is also an officer and/or director of WFI and all of its subsidiaries. From October 2010 to December 2015 she was the president of Peerbackers LLC, which engaged in all aspects of crowd funding and provides services to help clients navigate the world of crowd finance including the capital and investment opportunities offered through the JOBS Act. Ms. Outlaw received her B.A. in Communications and Media Studies from the University of Minnesota in 1984. Outlaw brings knowledge and experience in the financial industry, which we believe is of great value to our Company.

Alan Jacobs. Mr. Jacobs, who has more than 40 years of experience as a corporate and securities attorney, investment banker, business and financial advisor and entrepreneur/senior executive of both private and public companies, has been an officer and director of our Company since 2016. Mr. Jacobs is also an officer and/or director of WFI and all of its subsidiaries. For more than the past five years he has been engaged as a business consultant for various early stage companies. From 2016 to 2018 Mr. Jacobs was the Founder and President of CorpFin Management Group where he was focused on business development, strategic planning and corporate management. From September 2014 to December 2015, Mr. Jacobs was associated with ViewTrade Securities, a FINRA registered broker-dealer where he was focused on advisory and corporate services. Prior to that time and for more than 30 years, Mr. Jacobs was associated with several FINRA registered broker-dealers including Ladenburg Thalman, Josephthal & Company, and Capital Growth Securities. Mr. Jacobs received his bachelor’s degree from Franklin and Marshall College in 1963 and law degree from Columbia University in 1966. He was also president of Wheelchair Fitness Inc. and director of business development of SSTI, Inc. from 2015 to 2018. Mr. Jacobs brings knowledge and experience in the financial industry, which we believe is of great value to our Company.

Jungkun (“Jang”) Centofanti. Ms. Centofanti, who has more than 25 years of operational and management experience in a variety of consumer services industries including hospitality, banking and education, has been an officer of our Company since 2017. Ms. Centofanti has served as chief administrative officer and corporate secretary of WFI and all its subsidiaries. From September 2016 to July 2018 she was Senior Vice President of CorpFin Management Group, a South Florida-based business development and strategic planning company where she handled all aspects of administration, and from January 2017 to July 2018 she served as Vice President of Wheelchair Fitness Solution Inc. Prior to joining CorpFin Management Group, from 2011 to June 2015 she was Administrative and Customer Service Manager for DU20 Holistic Oasis, and from 2004 until 2010 she was Preschool Director for Hazel Crawford School, both South Florida-based companies. Ms. Centofanti received an Associate of Science in Fashion Marketing and Business from the Art Institute of Fort Lauderdale in 1989.

The term of office of each director is until the next annual election of directors and until a successor is elected and qualified or until the director’s earlier death, resignation or removal. Officers are appointed by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any of the executive officers and directors.

Involvement in Certain Legal Proceedings

No executive officer, member of the board of directors or control person of our Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Conflicts of Interest

We are subject to a number of conflicts of interest arising out of our relationship with WFI and its subsidiaries, including the following:

●	WFI is our parent company and our sole shareholder. WFI is also the sole shareholder of Worthy Management, Worthy Peer Capital, Inc., Worthy Community Bonds, Inc., Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. Accordingly, its executive officers and directors have fiduciary obligations to a number of entities. This potential conflict of interest poses a risk that the executive officers and directors may exercise their fiduciary duties in favor of affiliated entities rather than us even though they have fiduciary duties to us;

●	Worthy Peer Capital, Inc.’s, and Worthy Community Bonds, Inc.’s business is similar to ours and we may be competing for borrowers with them. This potential conflict of interest poses a risk that such borrowers may borrow from Worthy Peer Capital, Inc., Worthy Community Bonds, Inc. or rather than us;

●	our executive officers and directors are also executive officers and directors of Worthy Peer Capital, Inc., Worthy Community Bonds, Inc., Worthy Property Bonds, Inc., Worthy Property Bonds 2, Inc. and Worthy Management and they do not devote all of their time and efforts to our Company. This potential conflict of interest poses a risk that the executive officers and directors may devote an insufficient amount of time and effort to operating our Company because they are too busy devoting their time and effort to the operations of our affiliates; and

●	the terms of the Management Services Agreement with Worthy Management were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement, will be determined by our executive officers and directors who are also executive officers and directors of Worthy Management notwithstanding that they are executive officers and directors of both our Company and Worthy Management. This potential conflict of interest poses a risk that the amount to be reimbursed by our company under the Management Services Agreement may be determined by the executive officers and directors to be higher in the absence of an arms-length arrangement at the expense of our Company.

There are no assurances that any conflicts which may arise will be resolved in our favor, which could adversely affect our operations. In addition, bondholders have no right to vote upon or receive notice of any corporate actions we may undertake which they might otherwise have if they owned equity in our Company.

Compensation of Directors and Executive Officers

Our directors and executive officers will not be separately compensated by us. Under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management. Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement. The reimbursement amount under the Management Services Agreement, will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses under the Management Services Agreement for the Company and will consist of both a to-be-determined portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Worthy Management based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. Our directors will not receive additional compensation for their Board services. We do not expect that this management sharing arrangement will change in the foreseeable future.

31

Item 4. Security Ownership of Management and Certain Securityholders.

We currently have 100 shares of our Common Stock outstanding, which are all owned by WFI.

The following table sets forth information regarding the beneficial ownership of WFI’s common stock by:

●	each person known by us to be the beneficial owner of more than 5% of its common stock;

●	each of its directors;

●	each of its named executive officers; and

●	WFI’s named executive officers and directors as a group.

As of June 27, 2024, there are 2,600,918 shares of WFI’s common stock issued and outstanding. Unless specified below, the business address of each of WFI’s stockholders is c/o the Company at One Boca Commerce Center, 551 NW 77th Street, Suite 212, Boca Raton, Florida 33487. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of WFI’s common stock outstanding on that date and all shares of its common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of WFI’s common stock owned by them, except to the extent that power may be shared with a spouse.

	Common Stock
Name and Address of Beneficial Owner	Shares	%
Sally Outlaw(1)	1,018,091	39.14%
Alan Jacobs(2)	489,638	18.83%
Jungkun (“Jang”) Centofanti (3)	169,569	6.52%

Todd Lazenby (4)(6)	35,000	1.35%
Dara Albright (5) (6)	40,000	1.54%
All WFI officers and directors as a group (seven persons) (1)(2) (3) (4) (5) (6)	1,955,841	75.20%
Pohlman Living Trust (3)	200,000	7.69%
Jack W. Richards and Susan Richards	380,712	14.64%

(1)	Includes 46,667 shares issuable upon the exercise of vested stock options.

(2)	Includes 46,667 shares issuable upon the exercise of vested stock options.

(3)	Includes 127,969 shares issuable upon the exercise of vested stock options.

(4)	Includes 15,00 shares issuable upon the exercise of vested stock options.

(5)	Includes 20,000 shares issuable upon the exercise of vested stock options.

(6)	Non-executive member of WFI’s Board of Directors.

(7)	Dr. Randolph H. Pohlman holds voting and dispositive control over securities held of record by the trust.

Item 5. Interest of Management and Others in Certain Transactions.

On October 28, 2019, the Company was founded with the issuance of 100 shares of our $0.001 per share par value common stock for $5,000 paid by WFI. In January and March of 2020, WFI contributed a total of $45,000 as additional paid-in capital. WFI is the sole shareholder of the Company’s common stock. During the year ended March 31, 2021, WFI contributed $60,000 as additional paid-in capital.

In March of 2020, the Company entered into a loan receivable agreement with a small business of which our former Chief Financial Officer, who resigned as of January 28, 2022, is a minority shareholder and a secured guarantor. The loan commitment was up to $550,000, as of March 31, 2024 and 2023, and the Company has loaned $246,650 and $499,650, respectively. The loan receivable paid interest at 18% per annum and has a 3-year term. The loan was amended in January of 2021. The loan agreement was amended to say Borrower shall pay to Lender interest at a rate per month equal to 1.25% per month from January 1, 2021 to March 31, 2021 and at a rate equal to 1.0% per month thereafter. The Company also received a 17.5% equity interest in the small business as a condition of the loan commitment. This was accounted for as a cost method investment with a zero cost basis. In October of 2020, the Company sold its 17.5% equity interest back to this small business borrower in consideration of payment of $25,000 and the agreement of the borrower to pay to Worthy Lending II, LLC and amount equal to 5% of the net available cash flow of the borrower on or about the first day of each calendar quarter based on the net available cash flow for the prior quarter. This net available cash flow participation is limited to the 5 year period from October 30, 2020 through October 29, 2025. This loan is in default, but a payment of $250,000 was received by the Company in January 2024.

32

On April 1, 2020, we entered into a verbal agreement with WFI to pay a license fee to WFI in the amount of $10 per active user per year. There were no other terms to such verbal agreement. On September 30, 2021, the Company entered into a written agreement with WFI to pay a license fee to WFI in the amount of $4 per registered user per year. This written agreement replaced the verbal agreement. For the years ended March 31, 2024 and 2023, the Company paid WFI approximately $106,000 and $120,000, respectively, pursuant to these agreements, which is included in general and administrative expenses on the consolidated statement of operations and comprehensive (loss) income.

On March 5, 2020 we entered into an Amended and Restated Management Services Agreement (the “Management Services Agreement”) with Worthy Management, an affiliate, which is deemed operative beginning on January 1, 2020. Worthy Management was established in October 2019 as part of the internal reorganization of the operations of our parent, WFI. Prior to this operational restructure, our executive officers and other administrative personnel were employed by either WFI or by our sister company Worthy Peer. As a result, once the operational restructure was complete effective January 1, 2020, our executive officers and the other personnel which provide services to us are all employed by Worthy Management. These personnel also provide services to WFI, Worthy Peer Capital, Inc., Worthy Community Bonds, Inc., Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. including their subsidiaries.

The initial term of the Management Services Agreement will continue until December 31, 2024 and will automatically renew for successive one-year terms. The Management Services Agreement can be terminated at any time upon 30 days’ prior written notice from one party to the other.

WM provides certain management services and personnel pursuant to the terms of the agreement. WM passes through the expenses paid without charging any additional amounts. During years ended March 31, 2024 and 2023, the Company recorded approximately $405,000 and $756,000, respectively of expenses that were passed through from WM, which are included in general and administrative expenses and compensation and related expenses in the consolidated statement of operations and comprehensive (loss) income. As of March 31, 2023, the Company is owed approximately $55,000 from WM to be used for future pass through expenses, which amount is included in due from affiliates on the consolidated balance sheet. As of March 31, 2024, the Company is owed from WM approximately $77,000, which amount is included in due from affiliates, also included in due from affiliates on the consolidated balance sheet is approximately $2,000, due to another sister company, for the inadvertent payment of an expense by the sister company on their credit card.

As of March 31, 2024, and March 31, 2023, the Company owed $0 and $32,600 to WFI, which amount is included in due from affiliates on the consolidated balance sheet.

Item 6. Other Information.

None.

33

Item 7. Financial Statements.

INDEX TO FINANCIAL STATEMENTS

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and the Board of Directors of Worthy Peer Capital II, Inc. and Subsidiary

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Worthy Peer Capital II, Inc. and Subsidiary (the “Company”) as of March 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive (loss) income, changes in shareholder’s deficit, and cash flows for each of the years in the two-year period ended March 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2024 and 2023, and the consolidated results of its operations comprehensive loss and its cash flows for each of the years in the two-year period ended March 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company had a net loss of approximately $873,000 for the year ended March 31, 2024. The Company also had a shareholder’s deficit and an accumulated deficit of approximately $5,671,000 and $5,781,000, respectively, at March 31, 2024. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan regarding these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

ASSURANCE DIMENSIONS, LLC

also d/b/a McNAMARA and ASSOCIATES, LLC

TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053

JACKSONVILLE: 4720 Salisbury Road, Suite 223 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053

ORLANDO: 1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053

SOUTH FLORIDA: 2000 Banks Road, Suite 218 | Margate, FL 33063 | Office: 754.800.3400 | Fax: 813.443.5053

www.assurancedimensions.com

“Assurance Dimensions” is the brand name under which Assurance Dimensions, LLC including its subsidiary McNamara and Associates, LLC (referred together as “AD LLC”) and AD Advisors, LLC (“AD Advisors”), provide professional services. AD LLC and AD Advisors practice as an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable laws, regulations, and professional standards. AD LLC is a licensed independent CPA firm that provides attest services to its clients, and AD Advisors provide tax and business consulting services to their clients. AD Advisors, and its subsidiary entities are not licensed CPA firms.

F-2

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of allowance for credit losses for loans, mortgage loans, and related accrued interest receivables

As described within Note 3 in the header section entitled “Allowance for Credit Losses” and in Note 6 “Loans and Mortgage Loans Held for Investment”, to the consolidated financial statements, the Company’s consolidated loans and mortgage loans held for investment, net of the total related $1,329,016 allowance for mortgage and loan losses, was $65,075 at March 31, 2024. Loans and mortgage loans held for investment and related interest receivable balances are evaluated by management for collectability periodically and at year-end using various data inputs. The determination of the valuation of these balances requires management to make significant estimates and assumptions related to the intent and ability of the borrowers to pay the amounts owed to the Company.

We identified the valuation of the allowance of credit losses for the loans, mortgage loans, and related interest receivables as a critical audit matter. Auditing management’s judgments regarding the intent and ability of the borrowers to pay the amounts due to the Company involved a high degree of complexity and subjectivity.

The primary procedures we performed to address this critical audit matter included (a) reviewing management’s process for developing an estimate of the allowance for credit losses to be recorded including management’s use of internal risk ratings and credit quality indicators and the information management uses to develop these ratings and indicators, (b) sending audit confirmation letters to a sample of borrowers, (c) reviewing the promissory notes and related legal documents including any collateral related documents for our sample of borrowers, (d) testing compliance with terms of the borrower’s agreements; and (e) reviewing and verifying the historical and subsequent collection history through the date of our procedures for our sample of borrowers and correlating this history to management’s process of developing the allowance for credit losses. Based on our procedures, we were in agreement with the Company’s ending allowance for credit losses as of March 31, 2024.

We have served as the Company’s auditor since 2022.

Margate, Florida

June 28, 2024

ASSURANCE DIMENSIONS, LLC

also d/b/a McNAMARA and ASSOCIATES, LLC

TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053

JACKSONVILLE: 4720 Salisbury Road, Suite 223 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053

ORLANDO: 1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053

SOUTH FLORIDA: 2000 Banks Road, Suite 218 | Margate, FL 33063 | Office: 754.800.3400 | Fax: 813.443.5053

www.assurancedimensions.com

“Assurance Dimensions” is the brand name under which Assurance Dimensions, LLC including its subsidiary McNamara and Associates, LLC (referred together as “AD LLC”) and AD Advisors, LLC (“AD Advisors”), provide professional services. AD LLC and AD Advisors practice as an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable laws, regulations, and professional standards. AD LLC is a licensed independent CPA firm that provides attest services to its clients, and AD Advisors provide tax and business consulting services to their clients. AD Advisors, and its subsidiary entities are not licensed CPA firms.

F-3

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Consolidated Balance Sheets

	March 31, 2024	March 31, 2023
ASSETS

Assets
Cash and cash equivalents	$709,175	$4,960,817
Investments	-	1,857,586
Loans receivable held for investment, net of $1,329,016 and $1,520,867 allowance, respectively	65,075	3,814,210
Mortgages loans held for investment, net of $0 and $0 allowance, respectively	-	900,000
Due from affiliates	75,175	20,201
Interest receivable, net of $190,278 and $174,836 allowance	6,794	71,196
TOTAL ASSETS	$856,219	$11,624,010

LIABILITIES AND SHAREHOLDER’S DEFICIT

Liabilities
Bond liabilities	$4,961,728	$14,408,609
Accounts payable	2,233	18,681
Accrued expenses	27,409	6,178
Accrued interest	1,535,492	2,014,029
Total Liabilities	6,526,862	16,447,497

Commitments and contingencies (note 8)

Shareholder’s Deficit
Common Stock, par value $0.001, and 100 shares authorized, and 100 shares issued and outstanding	-	-
Additional paid-in capital	110,000	110,000
Accumulated other comprehensive gain (loss)	-	(26,132)
Accumulated deficit	(5,780,643)	(4,907,355)
Total Shareholder’s Deficit	(5,670,643)	(4,823,487)

TOTAL LIABILITIES AND SHAREHOLDER’S DEFICIT	$856,219	$11,624,010

The accompanying notes are an integral part of the consolidated financial statements.

F-4

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Consolidated Statements of Operations and Comprehensive (Loss) Income

	For the Year Ended March 31, 2024	For the Year Ended March 31, 2023
Operating Revenue
Interest on loans receivable	$39,670	$859,630
Loan fee income	-	14,386
Total operating revenue	39,670	874,016

Cost of Revenue
Provision (recovery) for loan losses	(176,409)	430,941
Interest expense on bonds	476,788	1,007,812
Total cost of revenue	300,379	1,438,753

Gross profit (loss)	(260,709)	(564,737)

Operating expenses
General and administrative	235,457	418,028
Compensation and related costs	316,747	556,081
Sales and marketing	331	3,855
Total operating expenses	552,535	977,964

Other Income (Expense)
Interest and dividends on investments	20,347	169,615
Realized gains (losses) on investments, net	(80,391)	(640,414)
Unrealized gains (losses) on investments, net of gains	-	10,689
Total other income (expenses)	(60,044)	(460,110)

Loss Before Income Taxes	(873,288)	(2,002,811)

Less Provision for Income Taxes	-	-

Net Loss	$(873,288)	$(2,002,811)

Other comprehensive income:
Unrealized gains (losses) on available for sale debt securities	26,132	194,624
Comprehensive loss	$(847,156)	$(1,808,187)

Net loss per common share	$(8,732.88)	$(20,028.11)
Weighted average number of shares outstanding	100	100

The accompanying notes are an integral part of the consolidated financial statements.

F-5

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Shareholder’s Deficit

For the Years Ended March 31, 2024 and 2023

	Common Shares	Common Stock, Par	Additional Paid in Capital	Accumulated Other Comprehensive Income (loss)	Accumulated Deficit	Total

Balance at March 31, 2022	100	-	110,000	(220,756)	(2,904,544)	(3,015,300)

Unrealized gains on available for sale debt securities	-	-	-	194,624	-	194,624

Net loss	-	-	-	-	(2,002,811)	(2,002,811)

Balance at March 31, 2023	100	$-	$110,000	$(26,132)	$(4,907,355)	$(4,823,487)

Unrealized gains on available for sale debt securities	-	-	-	26,132	-	26,132

Net loss	-	-	-	-	(873,288)	(873,288)

Balance at March 31, 2024	100	$-	$110,000	$-	$(5,780,643)	$(5,670,643)

The accompanying notes are an integral part of the consolidated financial statements.

F-6

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

	For the Year Ended March 31, 2024	For the Year Ended March 31, 2023

Cash flows from operating activities:
Net loss	$(873,288)	$(2,002,811)
Adjustments to reconcile net loss to net cash (used in)
operating activities:
Provision (recovery) for loan losses	(52,239)	430,941
Realized (gains) losses on investments, net of gains	80,391	640,414
Unrealized (gains) losses on investments, net of gains	-	(10,689)
Changes in working capital items:
Interest receivable	(75,210)	(55,115)
Deferred revenue	-	(2,342)
Accrued interest	(478,537)	117,547
Accrued expenses	21,231	6,178
Accounts payable	(16,448)	18,681

Net cash used in operating activities	(1,394,100)	(857,196)

Cash flows from investing activities:
Purchase of investments	-	(1,309,300)
Sale of investments	1,803,327	7,932,385
Principal paydowns of mortgage loans held for investment	900,000	2,879,170
Principal paydowns of loans receivable held for investment	3,963,936	14,268,524
Purchase of mortgage loans held for investment	-	(1,700,000)
Purchase of loans receivable held for investment	(22,950)	(14,390,674)

Net cash provided by investing activities	6,644,313	7,680,105

Cash flows from financing activities:
Redemption of bonds	(9,446,881)	(7,160,211)
Advances/(Payments) to/from affiliate	(54,974)	(39,767)

Net cash used in financing activities	(9,501,855)	(7,199,978)

Net change in cash	(4,251,642)	(377,069)

Cash at beginning of year	4,960,817	5,337,886

Cash at end of year	$709,175	$4,960,817

Supplemental Disclosures of Cash Flow Information:

Cash paid for interest	$955,325	890,265
Cash paid for taxes	$-	$-

Supplemental Non-Cash Investing and Financing Information

Unrealized gains on available for sale debt securities	$26,132	194,624

The accompanying notes are an integral part of the consolidated financial statements.

F-7

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

March 31, 2024 AND 2023

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Worthy Peer Capital II, Inc., a Delaware corporation, (the “Company,” “WPC”, “we,” or “us”) was founded in October of 2019. Also, in October 2019, the Company organized Worthy Lending II, LLC, a Delaware limited liability company, as a wholly owned subsidiary. Through our wholly owned subsidiary Worthy Lending II, LLC (“WL II”), we made primarily secured loans, typically to small business borrowers. We sold Worthy Bonds in $10.00 increments, until the maximum number of SEC qualified bonds were sold out, directly through our Worthy Peer Capital II website via computer or the Worthy App., to fund our loans to small business borrowers.

We are a wholly owned subsidiary of Worthy Financial, Inc. (“WFI”, or “Worthy Financial”) which owns a mobile app (the “Worthy App”) that allows its users to round up their debit card and checking account linked credit card purchases and other checking account transactions and thereafter use the “round up” dollars in increments of $10.00 to purchase Worthy Bonds. The “users” may also use additional funds to purchase Worthy Bonds. WFI also owns the technology on the website. This technology is defined as the “Worthy Technology Platform.”

The Company’s year-end is March 31st.

NOTE 2. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company generated net losses and had cash used in operations of approximately $873,000 and $1,394,000, respectively, for the year ended March 31, 2024. At March 31, 2024 we had a shareholder’s deficit and accumulated deficit of approximately $5,671,000 and $5,781,000, respectively, and total liabilities exceeded total assets by approximately $5,671,000. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. During Fiscal Year 2024, the Company expects to continue to incur losses.

In response to the losses incurred in fiscal year 2024 and 2023, the Company continues to constantly evaluate and monitor its cash needs and existing cash burn rate, in order to make adjustments to its operating expenses. Cash on hand was approximately $709,000 at March 31, 2024. This cash was obtained through the sale of our Worthy Bonds and the collection of principal and interest and dividends on our outstanding loans and investments.

On July 26, 2023, Worthy Peer Capital II, Inc. advised all bondholders that due to a number of domestic and global economic factors, some of its loans to small businesses, including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment, purchase order financing and real estate, have defaulted in their payment obligations. The foregoing defaults in small business loans has caused current illiquidity of Worthy Peer Capital II, Inc.’s overall loan portfolio. As a result, Worthy Peer Capital II, Inc. paused the redemption of outstanding bonds while continuing to accrue 5.5% interest. $5,188,353 of Worthy Peer Capital II Bonds at March 31, 2024, were subject to the pause of redemptions. Prior to the pause in redemptions Worthy Peer Capital II, Inc. had redeemed $43,984,983 of Worthy Peer Capital II Bonds. As of March 31, 2024, Worthy Peer Capital II has redeemed $45,037,891 of Worthy Peer Capital II Bonds. Worthy Peer Capital II, Inc. continues to pursue outstanding loan collections and will redeem outstanding bonds with accrued interest as loan collections and other asset liquidation permits and will do so automatically in the order of bond maturity and redemption requests. To the extent that Worthy Peer Capital II, Inc.’s asset liquidity does not provide sufficient funds for full bond redemption, it is the intention of WFI, the parent company of Worthy Peer Capital II, Inc., to provide capital contributions to Worthy Peer Capital II, Inc. from the proceeds of the pending SPA transaction or from other sources of capital.

No assurances can be given that the Company will achieve success, without seeking additional financing. There also can be no assurances that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-8

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

March 31, 2024 AND 2023

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the operations of the Company and its wholly-owned subsidiary, Worthy Lending II, LLC.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated financial statements include, but are not limited to, assessing the collectability of loans and interest receivable, due to/from affiliate, valuation of investments held, the estimate of our internal labor based loan origination costs and estimates of the valuation allowance on deferred tax assets.

Cash and cash equivalents

Cash and cash equivalents include checking, savings, unrestricted deposits with investment-grade financial institutions, institutional money market funds, certificates of deposit and other short term interest bearing products.

We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, loans and mortgage loans receivable, interest receivable, investments, accounts payable, accrued expenses, accrued interest, due to/from affiliate and bond liabilities. The carrying amount of these financial instruments approximates fair value due to the length of maturity of these instruments.

Fair Value Measurement

In accordance with ASC 820, Fair Value Measurement, we use a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a nonrecurring basis, in periods subsequent to their initial measurement. The hierarchy requires us to use observable inputs when available, and to minimize the use of unobservable inputs when determining fair value.

The three tiers are defined as follows:

Level 1: Quoted prices in active markets or liabilities in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2: Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or other observable inputs other than quoted prices.

Level 3: Unobservable inputs for assets or liabilities for which there is little or no market data, which require us to develop our own assumptions. These unobservable assumptions reflect estimates of inputs that market participants could use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flows, or similar techniques, which incorporate our own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

F-9

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

March 31, 2024 AND 2023

Our assets and liabilities that are measured at fair value on a recurring basis include debt securities mainly corporate and asset backed securities, all of which are classified as level 2.

A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement.

	March 31, 2023	Quoted prices in active markets for identical assets (Level 1)		Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Description

Recurring fair value measurements
Treasury Bills	$148,494		$-	$148,494	$-

Asset backed securities	$1,709,092		$-	$1,709,092	-
Total available for sale debt securities	1,857,586		-	1,857,586	-

Total recurring fair value measurements	$1,857,586	$		$1,857,586	$-

There were no investments held at March 31, 2024.

Investments

At inception the Company adopted ASU 2016-01 “Financial Instruments – Overall” which requires unrealized gains and losses from marketable equity securities to be recognized in operations.

Investments consist of various debt and equity investments. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. Investments in equity securities with a readily determinable fair value, not accounted for under the equity method, are recorded at that value with unrealized gains and losses included in earnings. For equity securities without a readily determinable fair value, the investment is recorded at cost, less any impairment, plus or minus adjustments related to observable transactions for the same or similar securities, with unrealized gains and losses included in earnings. Equity securities where the fair market value or net asset value are not available are carried at cost, subject to impairment valuation. The Company classifies certain of its debt investments as available-for-sale pursuant to ASC 320, Investments – Debt and Equity Securities. Debt securities are classified as held to maturity, at unamortized cost on the consolidated balance sheet if (i) the Company has the intent and ability to hold the investments for a period of at least 1 year and (ii) the contractual maturity date of the investments is greater than 1 year. Debt securities available for sale are carried at fair value or amortized cost and unrealized gains or losses are recorded as other comprehensive income or loss in equity. Debt securities held to maturity are carried at amortized cost and unamortized gains and losses are not recognized. Realized gains and losses are included in other income or expense in the consolidated statement of operations and comprehensive (loss) income on a specific-identification basis.

As a result of the amendments in ASU 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, the impairment model is no longer based on an impairment being other-than-temporary. We regularly review investment securities for impairment. For det securities, if we do not intend to sell the security or it is not more likely than not that we will be required to sell the security before recovery of our amortized cost, we evaluate qualitative criteria, such as the financial health of and specific prospects for the issuer, to determine whether we do not expect to recover the amortized cost basis of the security.

F-10

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

March 31, 2024 AND 2023

Loans Receivable Held for Investment

Loans held for investment consist of term loans that require monthly or weekly interest payments. We have both the ability and intent to hold these loans to maturity. When we originate a term loan, the borrower grants us a security interest in its assets which we may perfect by publicly filing a financing statement. Loans held for investment are carried at amortized cost, reduced by a valuation allowance for loan losses estimated as of the consolidated balance sheet dates.

Mortgage Loans Held for Investment

Mortgage loans held for investment consist of loans secured by a mortgage in the real estate which is located in the state of Florida. These loans have a maturity date of 1 to 2 years, pay interest at rates between 9% and 10% and are serviced by an outside unrelated party. These loans require monthly interest payments to us. We have both the ability and intent to hold these loans to maturity. These loans are carried at amortized cost, reduced by a valuation allowance for loan losses, if deemed necessary, estimated as of the consolidated balance sheet dates.

Accrued Interest Receivable

In accordance with ASC 326-20-30-5A, the Company includes, in the allowance for loan losses an amount attributed to accrued interest receivable.

In accordance with ASC 326-20-35-8A, the Company has an accounting policy election, at the class of financing receivable, to write off accrued interest receivables by recognizing credit loss expense.

Loan Origination Fees and Cost

Loan Fees, when applicable, are charged to the borrowers during loan originations. These fees are offset against related loan costs incurred by the Company and then deferred as deferred revenue to be recognized as loan fee revenues over the term of the loan. Direct loan origination costs include but are not limited to costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation and employees’ compensation directly related to the loan. As of March 31, 2024 and 2023, loan origination fees and costs are not material and included in Loans within Note 6.

Allowance for Credit Losses

Customer accounts receivable are stated at the amount management expects to collect on balances. The Company accounts for credit losses in accordance with ASC Topic 326, Financial Instruments – Credit Losses (“ASC Topic 326”). ASC 326 impacts the impairment model for certain financial assets measured at amortized cost by requiring a current expected credit loss (“CECL”) methodology to estimate expected credit losses over the entire life of the financial asset, recorded at inception or purchase. The Company has the ability to determine there are no expected credit losses in certain circumstances. We evaluate the creditworthiness of our portfolio on an individual loan basis and on a portfolio basis. The allowance is subjective as it requires material estimates, including such factors as historical trends, known and inherent risks in the loan portfolio, adverse situations that may affect borrowers’ ability to repay and current economic conditions. Other qualitative factors considered may include items such as uncertainties in forecasting and modeling techniques, changes in portfolio composition, business conditions and emerging trends. Recovery of the carrying value of loans is dependent to a great extent on conditions that may be beyond our control. Any combination of the aforementioned factors may adversely affect our loan portfolio resulting in increased delinquencies and loan losses and could require additional provisions for loan losses, which could impact future periods.

F-11

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

March 31, 2024 AND 2023

Past Due and Non-Accrual Loans Receivable

Loans receivable are considered past due when a borrower hasn’t made a principal or interest payment for 90 days. The Company considers a loan to be non-performing and put on non-accrual status when management believes collectability is not probable. Management predicts probability of collectability through qualitative and quantitative criteria, including whether the loan is in past due status, borrower financial condition including net collateral to loan balance, personal or corporate validity or other guarantees, our experience with the borrower, quality of borrower internal credit review system, quality of borrower management, and external operating environment. When a loan is placed on non-accrual status, we cease accruing interest and a reserve on interest receivable is established.

Revenue Recognition

We recognize revenue in accordance with the guidance in FASB ASC 942, Financial Services – Depository Lending.

We generate revenue primarily through loan interest earned, and to a much lesser extent loan origination fees and collateral management fees for monitoring the underlying collateral related to the loan.

For term loans, we recognize interest income, loan origination fee income and collateral management fee income over the terms of the underlying loans. Loan origination fees and collateral management fees are reflected as loan fee income in our consolidated statement of operations and comprehensive (loss) income.

Loan origination fees typically include due diligence, appraisal and legal fees. Associated costs primarily include costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation, employees’ compensation directly related to the loan and costs paid to third parties for legal and appraisal services. The fees and the costs are netted as deferred revenue and amortized into revenue over the life of the loan.

We also generate revenue through interest and dividends on investments and realized and unrealized gains on investments, which is all included in other income (expense) in the consolidated statement of operations.

Allocation of expenses incurred by affiliates on behalf of the Company

During 2024 and 2023, costs incurred by our affiliate Worthy Management, Inc. (WM) have been allocated to the Company for the purposes of preparing the consolidated financial statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method which allocates expenses based upon the percentage of employee time expended on the Company’s business as compared to total employee time. The proportional use basis was adopted to allocate shared costs is in accordance with the guidance of SEC Staff Accounting Bulletin (“SAB”) Topic 1B, Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity. Management has determined that the method of allocating costs to the Company is reasonable.

Management believes that the consolidated statements of operations and comprehensive (loss) income in 2024 and 2023 include a reasonable allocation of costs and expenses incurred by the Company. However, such amounts may not be indicative of the actual level of costs and expenses that would have been incurred by the Company if it had operated as an independent company or of the costs and expenses expected to be incurred in the future.

Income taxes

Income taxes - The Company accounts for income taxes in accordance with ASC Topic 740, Accounting for Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

F-12

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

March 31, 2024 AND 2023

Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which they operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax- planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of Topic 740.

The Company accounts for uncertain tax positions in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. As required by the relevant guidance, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would, more likely than not, sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company has applied the guidance to all tax positions for which the statute of limitations remained open.

The Company is included with its parent company (Worthy Financial Inc.) consolidated tax return. The parent company consolidated tax returns for the years 2021, 2022, 2023 & 2024 remain open for audit by the IRS.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company does not have any potentially dilutive debt or equity at March 31, 2024 and 2023.

Reclassifications

Certain prior year amounts have been reclassified to conform to current year's presentation. The reclassifications had no effect on previously reported results of operations. The Company reclassified realized gains on the cash flow statement from investing activities to operating activities.

NOTE 4. RECENTLY ISSUED ACCOUNTING STANDARDS

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future financial statements.

The Company periodically reviews new accounting standards that are issued. Although some of these accounting standards may be applicable to the Company, the Company has not identified any other new standards that it believes merit further discussion, and the Company expects that none would have a significant impact on its consolidated financial statements.

NOTE 5. INVESTMENTS

The Company maintained a portfolio of investments on its consolidated balance sheet which consist of securities held at fair value or original cost basis securities. Fair value includes gross unrealized gains, gross unrealized losses, accrued interest and amortized cost. The Company typically invests in a diversified portfolio. The Company’s investment policy was intended to mitigate risk and limits the amount of credit exposure to any one issuer and targets 20% portfolio weight in the more conservative investments.

There were no securities that had been in an unrealized loss position for more than 12 months as of March 31, 2024 and 2023.

The following is a breakdown of the investments as of March 31, 2023:

	Cost	Unrealized Gain (Loss)	Carrying Value	Percentage of Total
Available for Sale - Debt Securities
Treasury bills	$148,446	$48	$148,494	8.00%
Asset backed Securities	1,735,272	(26,180)	1,709,092	92.00%
Total Investments	$1,883,718	$(26,132)	$1,857,586	100.00%

F-13

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

March 31, 2024 AND 2023

Contractual maturities of available-for-sale debt securities at March 31, 2023, are as follows:

Fair Value

Due in 1 year or less	$152,657
Due in 1-2 years	11,084
Due in 2-5 years	104,810
Due in 5-10 years	137,061
Due after 10 years	1,451,974
Total investments in debt securities	$1,857,586

NOTE 6. LOANS RECEIVABLE AND MORTGAGE LOANS HELD FOR INVESTMENT

Loans Receivable

The Company, through its wholly owned subsidiary WL II, loaned funds to borrowers under loan agreements, with small business borrowers based in the United States. The loans pay interest at varying rates ranging from approximately 11% to 18% per year. The term of the loans generally range from six months to two years, with no prepayment penalty and generally pay interest only until maturity. The loans are secured by the assets of the borrowers. These loans were funded by our bond sales.

Mortgage Loans Held for Investment

Each mortgage loan is secured by a mortgage in the real estate, which is located in the state of Florida. Each loan has a maturity date of 2 years, except for one which had a maturity date of 42 months These loans paid interest at rates between 9% and 10% and are serviced by an outside, unrelated party. There were no mortgage loans past due or on non-accrual status as of March 31, 2024 and 2023.

F-14

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

March 31, 2024 AND 2023

A summary of the Company’s loan portfolio as of March 31, 2024, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Purchase Order / Trade Financing	Total	Loans to Real Estate Developers Secured by First Mortgages

Outstanding March 31, 2024

Loans, net of loan Origination Fees and Cost	$1,394,091	$-	$-	$1,394,091	$-

Allowance for loan losses	$1,329,016	$-	$-	$1,329,016	$-

Total Loans, net	$65,075	$-	$-	$65,075	$-

Percentage of total outstanding loans receivable	100%	-	-		N/A

Percentage of total outstanding Mortgage loans receivable	-	-	-		-

A summary of the Company’s loan portfolio as of March 31, 2023, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Purchase Order / Trade Financing	Total	Loans to Real Estate Developers Secured by First Mortgages

Outstanding March 31, 2023

Loans, net of loan Origination Fees and Cost	$2,148,378	$3,083,032	$103,667	$5,335,077	$900,000

Allowance for loan losses	$1,520,867	$-	$-	$1,520,867	$-

Total Loans, net	$627,511	$3,083,032	$103,667	$3,814,210	$900,000

Percentage of total outstanding loans receivable	40%	58%	2%		N/A

Percentage of total outstanding Mortgage loans receivable	-	-	-		100%

F-15

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

March 31, 2024 AND 2023

As of March 31, 2024 and 2023, all of our loans are individually evaluated for impairment purposes when calculating the allowances for loan losses. As of March 31, 2024 and 2023 the recorded investment in financing receivables used to individually evaluate for impairment was $1,394,091 and $6,235,077, respectively.

	Balance at March 31, 2023	Write-off	Provision for loan loss	Balance at March 31, 2024

Loan Receivable Allowance	$1,520,867	$-	$(191,851)	$1,329,016

Mortgage Receivable Allowance	$-	$-	$-	$-

Interest Receivable Allowance	$174,836	$-	$15,442	$190,278

Total	$1,695,703	$-	$(176,409)	$1,519,294

Our past due loans receivable totaled $1,394,091 and $1,090,831 at March 31, 2024 and 2023, respectively and consisted of 4 loans and 2 loans and the Company has reserved $1,329,016 and $989,331 at March 31, 2024 and 2023, respectively for these loans in the loan loss provision.

At March 31, 2023, the Company had 1 loan receivable past due and on non-accrual status, which was past due by more than 90 days. The loan has a principal balance of $414,164 and accrued interest receivable balance of $55,459 at March 31, 2023. The reserve for loan loss on this loan is $414,164 and $55,459 for the accrued interest receivable at March 31, 2023.

At March 31, 2024, the Company had 3 loans receivable past due and on non-accrual status, which were past due by more than 90 days. The loans have a principal balance of $1,353,681 and accrued interest receivable balance of $193,830 at March 31, 2024. We received approximately $0 of interest income and recorded approximately $15,000 of interest income on these loans during the year ended March 31, 2024. The reserve for loan loss on these loans is $1,329,016 and $190,279 for the accrued interest receivable at March 31, 2024.

As of March 31, 2024 future annual maturities of gross loans receivable held for investment and mortgage loans held for investment consists of the following:

Period Ended March 31,	Amount
2025	$1,394,091
2026	$-
2027	$-
2028	$-
2029	$-
Thereafter	$-
$1,394,091

As of March 31, 2024, there were 4 loans in total, which all 4 with a balance of $1,394,091 are loans that are only required to pay interest until maturity when the principal is due.

F-16

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

March 31, 2024 AND 2023

The following is an aging analysis of past due loans receivable at March 31, 2024:

	0 to 30 Days	31 to 60 Days	61 to 90 Days	Greater than 90 Days	Total	Loan Loss Allowance	Unearned Income

Loans to U.S wholesalers, retailers and manufacturers secured by inventory and equipment	$-	$-	$-	$1,394,091	$1,394,091	$1,329,016	$-

Total	$-	$-	$-	$1,394,091	$1,394,091	$1,329,016	$-

The following is an aging analysis of past due loans receivable at March 31, 2023:

	0 to 30 Days	31 to 60 Days	61 to 90 Days	Greater than 90 Days	Total	Loan Loss Allowance	Unearned Income

Loans to U.S wholesalers, retailers and manufacturers secured by inventory and equipment	$-	$-	$-	$1,090,831	$1,090,831	$989,331	$-

Total	$-	$-	$-	$1,090,831	$1,090,831	$989,331	$-

NOTE 7. BOND LIABILITIES

On March 17, 2020 our Regulation A+ Offering Statement was declared Qualified by the Securities and Exchange Commission allowing for the sale by the Company, within 12 months, of up to $50,000,000 of $10.00, Three Year, 5% Bonds.

Following the qualification by the SEC of our offering statement (the “Offering Statement”) on Form 1-A in March of 2020, we began offering our worthy bonds (the “Worthy Bonds”) in a Regulation A exempt offering (the “Offering”) of $50 million aggregate principal amount (“Maximum Offering Amount”). On October 1, 2020, we completed the Offering. From March 17, 2020 through October 1, 2020, we sold approximately $50 million aggregate principal amount of Worthy Bonds to 17,823 investors in the Offering.

During the years ended March 31, 2024 and 2023, the Company sold and redeemed Worthy Bonds, noted in the table below. The Bonds have a three year term, renewable at the option of the bond holder at maturity, redeemable on demand, accrue interest at 5%, 5.5% effective April 1, 2023, subject to a put by the holder (a discount of 1% may be charged but only if exercised during the first year and chargeable only against accrued interest), and the Company may redeem the bonds at any time. The Company has up to 30 days to make payment on any redemption of $50,000 or greater. The Company has approximately $1,535,000 and $2,014,000 of accrued interest related to these outstanding bonds at March 31, 2024 and 2023, respectively. During the years ended March 31, 2024 and 2023, bonds were redeemed, as noted in the table below. The Bond liabilities balance at March 31, 2024 and 2023 was $4,961,728 and $14,408,609 respectively.

A summary of the Company’s bond liabilities activity for the years ended March 31, 2024 and 2023 are as follows:

Worthy Peer Capital II

Outstanding at March 31, 2022	$21,568,820

Bond issuances (cash and non-cash)	$-
Bond redemptions	$(7,160,211)

Outstanding at March 31, 2023	$14,408,609

F-17

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

March 31, 2024 AND 2023

Worthy Peer Capital II

Outstanding at March 31, 2023	$14,408,609

Bond issuances (cash and non-cash)	$-
Bond redemptions	$(9,446,881)

Outstanding at March 31, 2024	$4,961,728

As of March 31, 2024 and 2023, all of the $4,961,428 and $14,408,609 outstanding bonds have maturity dates in fiscal year 2024.

NOTE 8. COMMITMENTS AND CONTINGENCIES

Legal contingencies

From time to time, we may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, nor are we aware of any threatened or pending legal proceedings, that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operations if determined adversely to us.

On January 11, 2021, WFI received a subpoena from the SEC in connection with Peerbackers Advisory, LLC (“Peerbackers”), a company that was wholly owned by WFI that was previously registered with the SEC as an investment adviser and did not conduct any business, requesting certain information from Peerbackers, WFI and its operating subsidiaries. Peerbackers did not conduct any business, withdrew its SEC registration in July 2020 and was dissolved on January 16, 2021. WFI is fully cooperating with the SEC’s request.

Regulatory

The sale of the Worthy Bonds is subject to federal securities law and the Bonds are Qualified under Regulation A+. The distribution of the Worthy Bonds is also subject to regulations of several states and the Company is registered as an Issuer Dealer in the State of Florida. The loans made by the Company may be subject to state usury laws.

NOTE 9. EQUITY

The Company has authorized 100 shares of common stock.

On October 28, 2019, the Company was founded with the issuance of 100 shares of our $0.001 per share par value common stock for $5,000 paid by WFI. WFI contributed a total of $105,000 as additional paid-in capital. WFI is the sole shareholder of the Company’s common stock.

NOTE 10. INCOME TAXES

For the years ended March 31, 2024 and 2023, the income tax provisions for current taxes were $0.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The majority of temporary differences that result in deferred tax assets and liabilities are the results of carry forward tax credits and increases in our loan loss provision.

F-18

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

March 31, 2024 AND 2023

The components of the net deferred tax assets for the years ended March 31, 2024 and 2023 are as follows:

	Year ended March 31, 2024	Year ended March 31, 2023
Net Operating Loss Carryforward	$1,043,000	$785,000
Loan loss allowance	374,000	417,000
Less: Valuation allowance	(1,417,000)	(1,202,000)
Net deferred tax asset	$-	$-

The net deferred tax assets have been fully offset by a valuation allowance at March 31, 2024 and 2023. The increase in the valuation allowance in 2024 was $215,000.

The table below summarizes the reconciliation of our income tax provision computed at the federal statutory rate of 21% for the years ended March 31, 2024 and 2023 and the actual tax provisions for the years ended March 31, 2024 and 2023.

	2024	2023

Expected provision (benefit) at statutory rate	(21.0)%	(21.0)%
State taxes	(3.6)%	(3.6)%
Increase in valuation allowance	24.6%	24.6%
Total provision (benefit) for income taxes	0.0%	0.0%

At March 31, 2024 and 2023, the Company had Federal net operating loss carry forwards of approximately $4,242,000 and $3,192,000, respectively. The net operating loss carry forward at March 31, 2024 can be carried forward indefinitely subject to annual usage limitations.

NOTE 11. RELATED PARTIES

The Company has received capital contributions from its parent company, see note 9.

In March of 2020, the Company entered into a loan receivable agreement with a small business of which our former Chief Financial Officer, who resigned as of January 28, 2022, is a minority shareholder and a secured guarantor. The loan commitment was up to $550,000, as of March 31, 2024 and 2023, and the Company has loaned $246,650 and $499,650, respectively. The loan receivable paid interest at 18% per annum and has a 3-year term. The loan was amended in January of 2021. The loan agreement was amended to say Borrower shall pay to Lender interest at a rate per month equal to 1.25% per month from January 1, 2021 to March 31, 2021 and at a rate equal to 1.0% per month thereafter. The Company also received a 17.5% equity interest in the small business as a condition of the loan commitment. This was accounted for as a cost method investment with a zero cost basis. In October of 2020, the Company sold its 17.5% equity interest back to this small business borrower in consideration of payment of $25,000 and the agreement of the borrower to pay to Worthy Lending II, LLC and amount equal to 5% of the net available cash flow of the borrower on or about the first day of each calendar quarter based on the net available cash flow for the prior quarter. This net available cash flow participation is limited to the 5 year period from October 30, 2020 through October 29, 2025. The $25,000 is reflected as a gain on sale of cost method investment in other income (expense) on the consolidated statements of operations and comprehensive loss, for the year ended December 31, 2020. This loan is in default, but a payment of $250,000 was received by the Company in January 2024.

On April 1, 2020, we entered into a verbal agreement with WFI to pay a license fee to WFI in the amount of $10 per active user per year. There were no other terms to such verbal agreement. On September 30, 2021, the Company entered into a written agreement with WFI to pay a license fee to WFI in the amount of $4 per registered user per year. This written agreement replaced the verbal agreement. For the years ended March 31, 2024 and 2023, the Company paid WFI approximately $106,000 and $120,000, respectively, pursuant to these agreements, which is included in general and administrative expenses on the consolidated statement of operations and comprehensive (loss) income.

F-19

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

March 31, 2024 AND 2023

On March 5, 2020 we entered into an Amended and Restated Management Services Agreement (the “Management Services Agreement”) with Worthy Management, an affiliate, which is deemed operative beginning on January 1, 2020. Worthy Management was established in October 2019 as part of the internal reorganization of the operations of our parent, WFI. Prior to this operational restructure, our executive officers and other administrative personnel were employed by either WFI or by our sister company Worthy Peer. As a result, once the operational restructure was complete effective January 1, 2020, our executive officers and the other personnel which provide services to us are all employed by Worthy Management. These personnel also provide services to WFI, Worthy Peer Capital, Inc., Worthy Community Bonds, Inc., Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. including their subsidiaries.

The initial term of the Management Services Agreement will continue until December 31, 2024 and will automatically renew for successive one-year terms. The Management Services Agreement can be terminated at any time upon 30 days’ prior written notice from one party to the other.

WM provides certain management services and personnel pursuant to the terms of the agreement. WM passes through the expenses paid without charging any additional amounts. During years ended March 31, 2024 and 2023, the Company recorded approximately $405,000 and $756,000, respectively of expenses that were passed through from WM, which are included in general and administrative expenses and compensation and related expenses in the consolidated statement of operations and comprehensive (loss) income. As of March 31, 2023, the Company is owed approximately $55,000 from WM to be used for future pass through expenses, which amount is included in due from affiliates on the consolidated balance sheet. As of March 31, 2024, the Company is owed from WM approximately $77,000, which amount is included in due from affiliates, also included in due from affiliates on the consolidated balance sheet is approximately $2,000, due to another sister company, for the inadvertent payment of an expense by the sister company on their credit card.

As of March 31, 2024, and March 31, 2023, the Company owed $0 and $32,600 to WFI, which amount is included in due from affiliates on the consolidated balance sheet.

NOTE 12. CONCENTRATIONS

The gross loans receivable balance, before the loan loss reserve, at March 31, 2024, of $1,394,091 is due from 4 small business borrowers, 1 borrower constituting approximately 49% of the total balance, 1 borrower constituting approximately 31% of the total balance, and 1 borrower constituting approximately 18% of the total balance.

The gross loans receivable balance, before the loan loss reserve, at March 31, 2023, of $5,335,077 was due from 7 small business borrowers, 1 borrower constituting approximately 58% of the total balance, 1 borrower constituting approximately 13% of the total balance.

The gross mortgage loans held for investment balance, before the loan loss reserve at March 31, 2023, of $900,000 is due from 1 borrower.

Concentration of Credit Risk - The Company is subject to potential concentrations of credit risk in its cash and investments accounts. Noninterest-bearing deposits in financial institutions insured by the Federal Deposit Insurance Corporation (FDIC) were insured up to a maximum of $250,000 at March 31, 2024 and 2023. Investments at other financial institutions were insured by the Securities Investor Protection Corporation (SIPC) up to $500,000, which includes a $250,000 limit for cash. At March 31, 2024 and 2023, the aggregate balances were in excess by $209,187 and $4,446,443, respectively of the insurance and therefore, pose some risk since they are not collateralized. The Company has historically not experienced any losses on its cash and investments in relation to FDIC and SIPC insurance limits.

NOTE 13. SUBSEQUENT EVENTS

Worthy Bond redemptions subsequent to March 31, 2024, were $0.

The Company has evaluated these consolidated financial statements for subsequent events through the date these consolidated financial statements were available to be issued. Other than those noted above, management is not aware of any events that have occurred subsequent to the consolidated balance sheet date that would require adjustment to, or disclosure in the consolidated financial statements.

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Item 8. Exhibits.

Exhibit No.	Exhibit Description
2.1	Articles of Incorporation. (Incorporated by reference to Exhibit 2.1 of Amendment No. 1 to the Company’s Form 1-A filed with the Securities and Exchange Commission on March 9, 2020).
2.2	Bylaws. (Incorporated by reference to Exhibit 2.2 of Amendment No. 1 to the Company’s Form 1-A filed with the Securities and Exchange Commission on March 9, 2020).
3.1	Form of Worthy II Bond. (Incorporated by reference to Exhibit 3.1 of Amendment No. 1 to the Company’s Form 1-A filed with the Securities and Exchange Commission on March 9, 2020).
4.1	Form of Worthy II Bond Investor Agreement. (Incorporated by reference to Exhibit 4.1 of Amendment No. 2 to the Company’s Form 1-A filed with the Securities and Exchange Commission on March 12, 2020).
4.2	Form of Worthy II Bond Auto-Invest Program information. (Incorporated by reference to Exhibit 4.2 of Amendment No. 2 to the Company’s Form 1-A filed with the Securities and Exchange Commission on March 12, 2020).
6.1	Amended and Restated Management Services Agreement dated March 5, 2020, by and between Worthy Management, Inc. and Worthy Peer Capital II, Inc. (Incorporated by reference to Exhibit 6.1 of Amendment No. 1 to the Company’s Form 1-A filed with the Securities and Exchange Commission on March 9, 2020).

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly organized.

Dated: June 28, 2024	Worthy Peer Capital II, Inc.

	By:	/s/ Sally Outlaw
Sally Outlaw
Chief Executive Officer, principal executive officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Dated: June 28, 2024	/s/ Sally Outlaw
Sally Outlaw
Director, Chief Executive Officer, principal executive officer

Dated: June 28, 2024	/s/ Alan Jacobs
Alan Jacobs
Director, Executive Vice President and Chief Operating Officer; principal financial and accounting officer

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